Exhibit 10.1
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION
     This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of July 5, 2006, by and among Sirion Therapeutics, Inc., a North Carolina corporation (“Sirion”), Sytera, Inc., a Delaware corporation (“Sytera”), Sytera II, Inc., a Delaware corporation (“Sytera II”), Kenneth J. Widder, M.D., as the representative of the holders of Sytera Securities (as defined in Exhibit A attached hereto) (the “Sytera Stockholders’ Representative”) and Barry Butler, as the representative of the holders of Sirion Securities (as defined in Exhibit A attached hereto) (the “Sirion Shareholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto and incorporated herein by reference.
RECITALS
     Whereas, the parties desire to set forth the terms and conditions pursuant to which Sirion shall acquire Sytera pursuant to a merger (the “Merger”) in accordance with the North Carolina Business Corporations Act (the “NCBCA”), the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement whereby Sytera will merge with and into Sirion, with Sirion continuing as the surviving corporation in the Merger (the “Surviving Corporation”);
     Whereas, it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and
     Whereas, the respective boards of directors of Sirion and Sytera have approved Sirion’s and Sytera’s entry into this Agreement.
     Now, Therefore, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
AGREEMENT
1. Description of Merger.
     1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Sytera shall be merged with and into Sirion, and the separate existence of Sytera shall cease. Following the Effective Time, Sirion will continue as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NCBCA and the DGCL.
     1.2 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Sirion at 10:00 a.m. Eastern Time on the date of this Agreement (the “Closing Date”). Contemporaneously with the Closing, properly executed articles of merger conforming to the requirements of the NCBCA (the “Articles of Merger”) shall be filed with the office of the Secretary of State of the State of North Carolina, and a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Articles of Merger with the office of the Secretary of State of the State of North Carolina (the “Effective Time”).
     1.3 Corporate Structure of the Surviving Corporation. Unless otherwise mutually determined by Sirion and Sytera prior to the Effective Time: (i) the articles of incorporation of Sirion immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation upon and after the Effective Time; (ii) the bylaws of Sirion immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation upon and after the Effective Time; and (iii) as of the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibit B hereto.
     1.4 Merger Consideration; Conversion of Sytera Securities. The following consideration shall be payable to the holders of Sytera Securities as a result of the Merger: (i) 166,236 shares of Surviving Corporation Common Stock and 30,600 shares of Surviving Corporation Series A Preferred Stock (collectively, the “Aggregate Stock Consideration”); and (ii) $5,000,000 (the “Aggregate Note Consideration”), payable in the form of one or more promissory notes in the form attached hereto as Exhibit C (each, a “Sirion Note”). At the Effective Time and without any further action on the part of Sirion, Sytera or any other Person:
          (a) Each share of Sytera Series B Preferred Stock outstanding as of immediately prior to the Effective Time (other than any shares of Sytera Series B Preferred Stock that are Dissenting Shares) shall be converted into the right to receive:
               (i) that portion of the Aggregate Stock Consideration as is equal to (i) 30,600 shares of Surviving Corporation Series A Preferred Stock, divided by (ii) the Series B Denominator (the “Series B Per Share Stock Consideration”);
               (ii) that portion of the Aggregate Note Consideration as is equal to (i) $844,101.73, divided by (ii) the Series B Denominator (the “Series B Per Share Note Consideration”); and
               (iii) subject to the terms and conditions set forth in Section 1.5, that amount which is equal to the product of (1) (A) any portion of the Aggregate Additional Payments that is required to be paid pursuant to any provision of Section 1.5, divided by (B) the Fully Diluted Outstanding Shares, it being expressly understood that payments under this Section 1.4(a)(iii) shall be paid from time to time as such payments are earned pursuant to the terms of Section 1.5, multiplied by (2) that number of shares (or fraction thereof) of Sytera Common Stock into which such share of Sytera Series B Preferred Stock is convertible as of immediately prior to the Effective Time (the amounts under this Section 1.4(a)(iii), collectively with the Series B Per Share Stock Consideration and the Series B Per Share Note Consideration, the “Series B Per Share Merger Consideration”).

          (b) Each share of Sytera Series A Preferred Stock outstanding as of immediately prior to the Effective Time (other than any shares of Sytera Series A Preferred Stock that are Dissenting Shares) shall be converted into the right to receive:
               (i) that portion of the Aggregate Stock Consideration as is equal to (i) 98,005 shares of Surviving Corporation Common Stock, divided by (ii) the Series A Denominator (the “Series A Per Share Stock Consideration”);
               (ii) that portion of the Aggregate Note Consideration as is equal to (i) $2,450,116.94, divided by (ii) the Series A Denominator (the “Series A Per Share Note Consideration”); and
               (iii) subject to the terms and conditions set forth in Section 1.5, that amount which is equal to the product of (1) (A) any portion of the Aggregate Additional Payments that is required to be paid pursuant to any provision of Section 1.5, divided by (B) the Fully Diluted Outstanding Shares, it being expressly understood that payments under this Section 1.4(b)(iii) shall be paid from time to time as such payments are earned pursuant to the terms of Section 1.5, multiplied by (2) that number of shares (or fraction thereof) of Sytera Common Stock into which such share of Sytera Series A Preferred Stock is convertible as of immediately prior to the Effective Time (the amounts under this Section 1.4(b)(iii), collectively with the Series A Per Share Stock Consideration and the Series A Per Share Note Consideration, the “Series A Per Share Merger Consideration”).
          (c) Each share of Sytera Common Stock outstanding as of immediately prior to the Effective Time (other than any shares of Sytera Common Stock that are Dissenting Shares) shall be converted into the right to receive:
               (i) that portion of the Aggregate Stock Consideration as is equal to (1) 68,231 shares of Surviving Corporation Common Stock, divided by (2) the Common Stock Denominator (the “Common Stock Per Share Stock Consideration”);
               (ii) that portion of the Aggregate Note Consideration as is equal to (1) $1,705,781.33, divided by (2) the Common Stock Denominator (the “Common Stock Per Share Note Consideration”); and
               (iii) subject to the terms and conditions set forth in Section 1.5, that amount which is equal to (1) any portion of the Aggregate Additional Payments that is required to be paid pursuant to any provision of Section 1.5, divided by (2) the Fully Diluted Outstanding Shares, it being expressly understood that payments under this Section 1.4(c)(iii) shall be paid from time to time as such payments are earned pursuant to the terms of Section 1.5 (the amounts under this Section 1.4(c)(iii), collectively with the Common Stock Per Share Stock Consideration and the Common Stock Per Share Note Consideration, the “Common Stock Per Share Merger Consideration”).
     1.5 Additional Payments. In addition to the consideration payable to the holders of Sytera Securities pursuant to Section 1.4 of this Agreement, such holders of Sytera Securities shall be entitled, during the Payment Term, to receive from the Surviving Corporation (or from any Person who is the successor to the Surviving Corporation), as allocated in accordance with

Section 1.4, the following payments set forth in this Section 1.5, subject to the terms and conditions hereof (collectively, the “Aggregate Additional Payments”):
          (a) In addition to any payments to be made to the holders of Sytera Securities pursuant to Sections 1.5(b), 1.5(c) and 1.5(e), based on the occurrence of certain events relating to the development of Syt101 (each a “Development Payment Event”), the holders of Sytera Securities shall be entitled, during the Payment Term, to receive the following payments:
[* * *]
For purposes of this Section 1.5(a), the achievement of [* * *] (each, along with [* * *], a “Domestic Development Payment Event”) will be deemed to constitute the achievement on the same date of any and all lower-numbered Domestic Development Payment Events that have not previously been achieved (e.g., the achievement of [* * *] also will be deemed to constitute the achievement of [* * *]). Accordingly, to the extent that a given Domestic Development Payment Event is achieved prior to the payment to the holders of Sytera Securities of the applicable payment(s) for any lower-numbered Domestic Development Payment Event(s), the payment(s) for any and all lower-numbered Domestic Development Payment Event(s) deemed achieved on the same date shall be due and payable to the holders of Sytera Securities according to the respective payment deadlines under Section 1.5(a) for such Domestic Development Payment Event(s). Under no circumstances shall any payment due with respect to any Domestic Development Payment Event be paid more than once. If all or any portion of any cash payment due under this Section 1.5(a) is not paid when due, the holders of Sytera Securities shall be entitled to interest as described in Section 1.6(f).
          (b) In addition to any payments to be made to the holders of Sytera Securities pursuant to Section 1.5(a), 1.5(b) and 1.5(e), based on the achievement by the Surviving Corporation of the following sales volumes relating to the commercialization of a Product (each, a “Volume Payment Event”), the holders of Sytera Securities shall be entitled, during the Payment Term, to receive the following payments:
[* * *]
For purposes of this Section 1.5(b), the achievement of any Volume Payment Event will be deemed to constitute the achievement of any and all lower-numbered Volume Payment Events that have not previously been achieved (e.g., the achievement of [* * *] also will be deemed to constitute the achievement of [* * *]). Accordingly, to the extent that a given Volume Payment Event is achieved prior to the payment to the holders of Sytera Securities of the applicable payment(s) for any lower-numbered Volume Payment Event(s), the payment(s) for any and all lower-numbered Volume Payment Event(s) deemed achieved on the same date shall be due and payable to the holders of Sytera Securities according to respective payment deadlines under Section 1.5(b) for such Volume Payment Event(s). Under no circumstances shall any single Volume Payment Event be paid more than once. If all or any portion of any cash payment due under this Section 1.5(b) is not paid when due, the holders of Sytera Securities shall be entitled to interest as described in Section 1.6(f).
          (c) In addition to any payments to be made to the holders of Sytera Securities pursuant to Section 1.5(a), 1.5(b) and 1.5(e), based on the achievement by the Surviving Corporation of the following levels of worldwide Annual Net Sales of Products, the holders of Sytera Securities shall be entitled, during the Payment Term, to receive an amount calculated by application of incremental rates (each, an “Incremental Rate”) to worldwide Annual Net Sales of Products as described below:
[* * *]
     For purposes of illustration, if worldwide Annual Net Sales of Products for a particular year were [* * *], then: (i) [* * *] would be applied to [* * *] (i.e., the holders of Sytera Securities would be entitled to receive [* * *]); (ii) [* * *] would be applied to [* * *] (i.e., the holders of Sytera Securities would be entitled to receive [* * *]); and (iii) [* * *] would be applied to [* * *] (i.e., the holders of Sytera Securities would be entitled to receive [* * *]), such that, in the aggregate, the holders of Sytera Securities would be entitled to receive [* * *] (i.e., the sum of clauses (i) through (iii)).
          (d) (i) In the event practice or use of the Sytera IP consistent with the terms of this Agreement results in (1) an infringement claim by a Third Party or (2) a desire on the part of the Surviving Corporation to enter into a Third Party license agreement based on its good faith opinion that an infringement against such Third Party’s patent(s) may occur without such a license and notice to and concurrence by the Sytera Stockholders’ Representative with respect to such Third Party license (which concurrence shall not be unreasonably withheld), then the Surviving Corporation shall be entitled to credit, against any payment otherwise owed to the holders of Sytera Securities under Section 1.5, [* * *] of any amounts actually paid by the Surviving Corporation to any such Third Party for a license under a patent owned or controlled by such Third Party (“Third Party License Payment”); provided, however, that the credit under this Section 1.5(d)(i) with respect to any payment otherwise due under Section 1.5 shall be applied equally between such payments of cash and stock due unless the payment due is to be made in cash, in which case the credit may be taken fully in cash against such payment; and provided further that in no case shall the credits provided for hereunder exceed [* * *] of any payment due under Section 1.5 (after taking into account any Incremental Rate reduction under Section 1.5(d)(ii), if applicable) (the “[* * *] Limitation”). For the avoidance of doubt, to the extent that the Surviving Corporation is not able to take a credit against amounts otherwise owed to the holders of Sytera Securities under Section 1.5 equal to [* * *] of any amount actually paid by the Surviving Corporation for such a Third Party license (due to the [* * *] Limitation or because amounts are paid for the Third Party license before any amounts are owed to the holders of Sytera Securities under Section 1.5), such excess amounts may be carried forward by the Surviving Corporation and used as an offset against any future payments otherwise owed to the holders of Sytera Securities under Section 1.5; provided, however, that the credit under this Section 1.5(d)(i) against any such future payments also shall be subject to the [* * *] Limitation.
               (ii) (1) The Incremental Rates in Section 1.5(c) may be reduced with respect to Net Sales in a country after the introduction of a Competitive Product into such country based upon the market share of any Competitive Product in such country during the fiscal year (or portion thereof) of the Surviving Corporation (or any successor Person thereto) in which the Competitive Product was introduced and subsequent fiscal years, according to the table below.

Competitive Product(s) Market Share	Incremental Rate
[* * *]	[* * *]
                    (2) For the fiscal year in which a Competitive Product is introduced and each fiscal year thereafter, the Incremental Rates in Section 1.5(c) with respect to Net Sales in a country may change according to the above table based on the market share of Competitive Products for the entire fiscal year in such country. Payments made after the introduction of a Competitive Product shall still be made on a [* * *] basis. However, since the market share cannot be determined until after a fiscal year is completed, the Incremental Rates for [* * *] shall be the same as the Incremental Rates for the [* * *], and any adjustments with respect to overpayments for the [* * *] based upon subsequently-determined reductions in the Incremental Rates under this Section 1.5(d)(ii) shall be offset by the Surviving Corporation against the amount otherwise due under Section 1.5(c) (after taking into account any Incremental Rate reduction under this Section 1.5(d)(ii)) with respect to the [* * *] or against future amounts payable under Section 1.5(c).
                    (3) In determining what Incremental Rate applies with respect to Net Sales in a given fiscal year in one or more countries where Competitive Products have been introduced, the Parties shall assume that the Net Sales in such countries fall into the highest applicable Incremental Rate brackets for such fiscal year in decreasing order. For purposes of illustration, if worldwide Net Sales in a given fiscal year were [* * *] (such that the highest Incremental Rate under Section 1.5(c) would be [* * *]), Competitive Product market share in the United States were [* * *], and Net Sales in the United States were [* * *], then the United States Net Sales would be deemed to consist of [* * *] subject to [* * *] (i.e., the amount in excess of [* * *]) and [* * *] subject to [* * *], each of which Incremental Rates would be reduced [* * *] pursuant to Section 1.5(d)(ii)(1).
                    (4) The market share of Competitive Products shall be determined using IMS produced data or, if IMS does not provide market share data in such country, by another provider of market share data mutually agreed by the Surviving Corporation and the Sytera Stockholders’ Representative.
               (iii) The aggregate amount of any payment required to be paid to the holders of Sytera Securities pursuant to Section 1.5(c) for the period [* * *] shall [* * *]; and (ii) the aggregate amount of any payment required to be paid to the holders of Sytera Securities pursuant to Section 1.5(c) for [* * *] shall [* * *].
          (e) In addition to any payments to be made to the holders of Sytera Securities pursuant to Section 1.5(a), 1.5(b) and 1.5(c), in the event of the consummation of any Qualified Sale Transaction following the Closing Date, the holders of Sytera Securities shall be entitled to receive, within five (5) business days after the consummation of a Qualified Sale Transaction, prior and in preference to any payments or distributions to the other holders of capital stock of the Surviving Corporation or any successor Person thereto or to the other holders of any options, warrants or other instruments convertible into or exercisable for capital stock of the Surviving Corporation (but without prejudicing any rights that such holders of Sytera Securities may otherwise have as holders of securities of the Surviving Corporation or any successor Person thereto), thirty-three percent (33%) of the aggregate consideration (in whatever form) paid in or resulting from such Qualified Sale Transaction (whether such consideration is paid to the Surviving Corporation or any successor Person thereto or to any Persons holding capital stock, options, warrants or other instruments convertible into capital stock of, or similar equity interests in, the Surviving Corporation or any successor Person thereto), which amount shall, subject to Section 4.5, be paid to the Payment Agent for further distribution to the holders of Sytera Securities.
          (f) Following the Closing, the Surviving Corporation shall diligently pursue and use commercially reasonable efforts to achieve each of the Development Payment Events and Volume Payment Events specified in Sections 1.5(a) and 1.5(b), respectively. In part to ensure the diligent pursuit of such Development Payment Events and Volume Payment Events, the Surviving Corporation agrees as follows:
               (i) In the event that the Surviving Corporation has not [* * *] prior to [* * *], the Surviving Corporation shall, at its option, on or before [* * *], either (1) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], which [* * *] shall be fully creditable against the payment required to be made to the holders of Sytera Securities pursuant to [* * *], or (2) transfer and assign to Sytera II the Sytera Assets as required by Section 1.5(h); provided, however, that if any failure by the Surviving Corporation to [* * *] is due solely to the occurrence of an Uncontrollable Event, then [* * *].
               (ii) In the event that the Surviving Corporation has not [* * *] prior to [* * *], the Surviving Corporation shall, at its option, on or before [* * *] either (1)(A) [* * *] and (B) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], or (2) transfer and assign to Sytera II the Sytera Assets as required by Section 1.5(h); provided, however, that if any failure by the Surviving Corporation to [* * *] is due solely to the occurrence of an Uncontrollable Event, then [* * *].
               (iii) In the event that the Surviving Corporation has not [* * *] prior to [* * *], the Surviving Corporation shall, at its option, on or before [* * *] either (1)(A) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], which [* * *] shall be fully creditable against the payment required to be made to the holders of Sytera Securities pursuant to [* * *], and [* * *] and (B) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], or (2) transfer and assign to Sytera II the Sytera Assets as required by Section 1.5(h); provided, however, that if any failure by the Surviving Corporation to [* * *] is due solely to the occurrence of an Uncontrollable Event, then [* * *].
               (iv) In the event that the Surviving Corporation has not [* * *] prior to [* * *], the Surviving Corporation shall, at its option, on or before [* * *] either (1)(A) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], which [* * *] shall be fully creditable against the payment required to be made to the holders of Sytera Securities pursuant to [* * *], and [* * *] and (B) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], or (2) transfer and assign to Sytera II the Sytera Assets as required by Section 1.5(h); provided, however, that if any failure by the Surviving Corporation to [* * *] is due solely to the occurrence of an Uncontrollable Event, then [* * *].
               (v) In the event that the Surviving Corporation has not [* * *] prior to [* * *], the Surviving Corporation shall, at its option, on or before [* * *] either (1) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], which shall be fully creditable against the payment required to be made to the holders of Sytera Securities pursuant to [* * *], and [* * *] and (B) pay to the Escrow Agent for further distribution to the holders of Sytera Securities [* * *], or (2) transfer and assign to Sytera II the Sytera Assets as required by Section 1.5(h); provided, however, that if any failure by the Surviving Corporation to [* * *] is due solely to the occurrence of an Uncontrollable Event, then [* * *].
          (g) Notwithstanding anything to the contrary set forth in Section 1.5(f), the Sytera Stockholders’ Representative may agree, in his sole discretion, to extend [* * *]; provided, however, that no such extension agreement shall be effective unless and until reduced to a writing executed by each of the Surviving Corporation and the Sytera Stockholders’ Representative.

          (h) In the event that the Surviving Corporation has not made the payments referenced in [* * *] by [* * *] as may be extended under Section 1.5(g) above (the “Applicable Final Payment Deadline”), then unless the Sytera Stockholders’ Representative, on behalf of the holders of Sytera Securities, notifies the Surviving Corporation within [* * *] of the Applicable Final Payment Deadline that the holders of Sytera Securities elect not to have the Sytera Assets transferred to Sytera II, the parties shall take the below described actions in this Section 1.5(h).
               (i) The Surviving Corporation shall cease all activities with respect to the development of Syt101 as of the Applicable Final Payment Deadline.
               (ii) Within [* * *] days after the Applicable Final Payment Deadline, the Surviving Corporation shall, at the sole cost and expense of the Surviving Corporation, transfer and assign to Sytera II all of its right, title and interest in: (1) the patents and patent applications listed on Schedule 1.5(h)(ii) under the heading “Sytera Patents”, including the rights to apply for letters patent in any and all jurisdictions based on such patents and patent applications, and including all provisional, divisional, renewal, substitute, continuation, continuation-in-part, reexamination, reissue, foreign counterpart, extension and convention applications or patents based in whole or in part upon such patents and patent applications (collectively, the “Sytera Patents”); (2) any Contracts that are essential for the development or commercialization of the Sytera Patents; (3) each Contract between the Surviving Corporation and any Initial FTE pursuant to which such Initial FTE is obligated to provide services to the Surviving Corporation exclusively relating to the development or commercialization of the Sytera Patents; (4) any other assets, including all API, drug product and placebos and all data, regulatory filings and correspondence developed or created by Sytera or the Surviving Corporation, necessary for the development or commercialization of the Sytera Patents; and (5) any Intellectual Property and Intellectual Property Rights developed or created by the Surviving Corporation following the Closing necessary for the development or commercialization of the Sytera Patents (the assets in clauses (1) through (5) being collectively referred to herein as the “Sytera Assets”; provided, however, that in no event shall (A) the Sytera Assets include any employment agreements, real property leases, equipment, equipment leases or any of the patents or patent applications listed on Schedule 1.5(h)(ii) under the heading “Non-Sytera Patents” and (B) the Surviving Corporation transfer and assign to Sytera II, nor shall Sytera II assume, any liabilities relating to the Sytera Assets that are currently due or accrued as of the Transfer Date (as defined below). The closing date for the transfer and assignment of the Sytera Assets to Sytera II is referred to herein as the “Transfer Date”.
               (iii) Concurrently with, and in consideration of, the transfer of the Sytera Assets to Sytera II: (1) Sytera II shall accept the assignment and transfer of the Sytera Assets and assume all of the Surviving Corporation’s liabilities and obligations with respect to the Sytera Assets, including the Contracts, if any, included therein; and (2) the Sytera Stockholders’ Representative, on behalf of the holders of Sytera Securities, shall execute and deliver a full release and surrender of all rights under this Agreement to any Aggregate Additional Payments that are unearned as of the Applicable Final Payment Deadline, and the Surviving Corporation shall have no further obligations to the holders of Sytera Securities or to Sytera II except as set forth in this Section 1.5(h).

               (iv) Each of the Surviving Corporation, Sytera II and the Sytera Stockholders’ Representative, on behalf of the holders of Sytera Securities, shall take all actions necessary to carry out the purposes of this Section 1.5(h), including executing any documents required to evidence with the U.S. Patent and Trademark Office the assignment and transfer of the Sytera Assets to Sytera II.
          (i) In each case where the Surviving Corporation is required to issue shares in connection with any payment under this Section 1.5, the Company shall: (i) use its best efforts to issue, or cause its stock transfer agent to issue, such shares by the applicable payment deadline, including by taking all actions necessary to secure required corporate approvals and by promptly issuing appropriate instructions to its stock transfer agent, if any; and (ii) subject to applicable Legal Requirements, cause all stock certificates evidencing such shares to be dated not later than the applicable date on which such shares were earned by the holders of Sytera Securities pursuant to Section 1.5.
     1.6 Volume Payment Event and Incremental Rate Confirmation Procedures.
          (a) Within [* * *], the Surviving Corporation shall provide to the Sytera Stockholders’ Representative a statement, certified by the Surviving Corporation’s then-acting Chief Executive Officer or Chief Financial Officer, setting forth in reasonable detail: (i) the cumulative worldwide Net Sales of Products through [* * *]; (ii) the worldwide Annual Net Sales of Products through [* * *]; (iii) any reductions or credits pursuant to Sections 1.5(d); and (iv) such other information as is necessary to reasonably calculate the amount of any payments due to the holders of Sytera Securities pursuant to Section 1.5 (the “Confirmation Statement”). The Surviving Corporation shall deliver the Confirmation Statement to the Sytera Stockholders’ Representative within the timeframe set forth in the preceding sentence whether or not any payments under Section 1.5 are due.
          (b) In the event the Sytera Stockholders’ Representative contests any part of the Confirmation Statement, the Stockholder Representative shall give the Surviving Corporation notice of his objection thereto (the “Objection Notice”) within [* * *] of receiving the Confirmation Statement, setting forth the Sytera Stockholders’ Representative’s good faith calculations of any contested part of the Confirmation Statement.
          (c) If the Surviving Corporation disputes any portion of the Objection Notice, then the Chief Financial Officer of the Surviving Corporation and the Sytera Stockholders’ Representative will attempt in good faith to resolve any such dispute. In the event such dispute is not resolved within [* * *] of the receipt by the Surviving Corporation of the Objection Notice (the “Initial Resolution Period”), the Sytera Stockholders’ Representative shall select a national accounting firm reasonably acceptable to the Surviving Corporation and who is not then engaged by the Surviving Corporation or any of its Affiliates or by Avalon Ventures VI or Avalon Ventures VII or any of their Affiliates (the “Neutral Auditor”) to resolve such dispute under the terms imposed by the Neutral Auditor. The Surviving Corporation and the Sytera Stockholders’ Representative will use commercially reasonable efforts to engage the Neutral Auditor within [* * *] after the end of the Initial Resolution Period.
          (d) The Neutral Auditor shall deliver to the Surviving Corporation and the Sytera Stockholders’ Representative, as promptly as practicable, but in any event, within [* * *] after the Neutral Auditor has commenced its review, a report setting forth its calculations of any contested part of the Confirmation Statement. During the [* * *] following delivery of the

Neutral Auditor’s report, each of the Surviving Corporation or the Sytera Stockholders’ Representative may deliver to the Neutral Auditor written notice of its good faith objection as to any matter contained in the Neutral Auditor’s report, stating in reasonable detail its grounds for objection thereto (a “Notice of Disagreement”). Any party providing a Notice of Disagreement, on the same date, shall provide a copy of such notice to the other party that received the Neutral Auditor’s report. A party that receives a copy of a Notice of Disagreement shall have [* * *] to comment upon the Notice of Disagreement in writing to the Neutral Auditor with a copy to the other party that received the Neutral Auditor’s report. The Neutral Auditor shall consider any Notices of Disagreement and related comment letters and make any adjustments as the Neutral Auditor believes justified in its sole and absolute discretion and, not later than [* * *] after the deadline for submission of any Notice of Disagreement, shall provide the Surviving Corporation and the Sytera Stockholders’ Representative with its final report, which shall be final, binding and conclusive for all purposes hereunder on such parties and all intended third party beneficiaries hereunder.
          (e) If the Surviving Corporation’s position or the Sytera Stockholders’ Representative’s position, respectively, with respect to the calculation of any contested parts of the Confirmation Statement in the aggregate varies by more than [* * *] from the amount finally determined by the Neutral Auditor, the cost of the Neutral Auditor review and report shall be borne by the Surviving Corporation or the Sytera Stockholders’ Representative (on behalf of the holders of Sytera Securities), respectively. If the respective positions of the Sytera Stockholders’ Representative and the Surviving Corporation (i) each vary by more than [* * *] or (ii) each vary by [* * *] or less from the amount finally determined by the Neutral Auditor, the Sytera Stockholders’ Representative (on behalf of the holders of Sytera Securities) and the Surviving Corporation will each bear fifty percent (50%) of the fees and costs of the Neutral Auditor.
          (f) In the event that the Surviving Corporation fails or has failed to pay all cash amounts due to the holders of Sytera Securities when due pursuant to the terms of Section 1.5, then the Surviving Corporation shall pay interest at the rate of [* * *] per annum on any such unpaid cash amounts until such amounts are actually paid to the Escrow Agent for further distribution to the holders of Sytera Securities.
          (g) At all times following the Effective Time, the Surviving Corporation shall keep, and, during all normal business hours, allow the Sytera Stockholders’ Representative and its representatives and agents, and if applicable, the Neutral Auditor, reasonable access to, complete and accurate records pertaining to the development and commercialization of Syt101 and any Product in sufficient detail to permit the Sytera Stockholders’ Representative and the Neutral Auditor to review and confirm the accuracy of all payments of Aggregate Additional Payments due pursuant to Section 1.5.
     1.7 Sytera Stock Options. Prior to the Effective Time, each outstanding Sytera Stock Option shall become fully vested and exercisable. At the Effective Time, all then outstanding Sytera Stock Options that have not been exercised by the holder thereof shall automatically terminate in accordance with the terms of Sytera’s Amended and Restated 2004 Equity Incentive Plan.
     1.8 Closing of Sytera’s Transfer Books. At the Effective Time, each of the holders of Sytera capital stock shall cease to have any rights as a stockholder of Sytera (except as set forth in this Agreement with respect to the Aggregate Merger Consideration and Aggregate

Additional Payments), and the stock transfer books of Sytera shall be closed with respect to all shares of Sytera capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Sytera capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Sytera capital stock (each, a “Sytera Stock Certificate”) is presented to the Surviving Corporation, such Sytera Stock Certificate shall be cancelled and exchanged as provided in Section 1.9.
     1.9 Exchange of Certificates; Delivery of Per Share Merger Consideration.
          (a) At the Closing: (i) the holders of Sytera Securities will provide to the Surviving Corporation (1) completed and executed letters of transmittal in customary form for use in effecting the surrender of all Sytera Securities in exchange for the Applicable Per Share Merger Consideration, and (2) all Sytera Stock Certificates representing the Sytera Securities held by such holders; (ii) the Surviving Corporation will provide to the Escrow Agent, on behalf of the holders of Sytera Securities and in accordance with Section 1.10, a Surviving Corporation stock certificate representing that number of shares of Surviving Corporation Common Stock as is equal to the aggregate number of Sytera Indemnification Escrow Shares; and (iii) the Surviving Corporation will provide to each holder of Sytera Securities (A) a Surviving Corporation stock certificate representing such holder’s portion of the Aggregate Stock Consideration (as determined in accordance with Section 1.4), less such holder’s Pro-Rata Indemnification Escrow Shares and (B) a Sirion Note representing such holder’s portion of the Aggregate Note Consideration (as determined in accordance with Section 1.4). In lieu of any fractional shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock that any holder of Sytera Securities would otherwise be entitled to receive, such holder shall be paid cash in an amount equal to the product of (1) the number of fractional shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock which such holder would otherwise be entitled to receive, multiplied by (2) $100.00 (As-Adjusted). All Sytera Stock Certificates and other original instruments representing Sytera Securities surrendered to the Surviving Corporation shall be canceled after such delivery. Until surrendered as contemplated by this Section 1.9, each Sytera Stock Certificate (other than any Sytera Stock Certificate representing Dissenting Shares) and each other original instrument representing Sytera Securities shall be deemed, from and after the Effective Time, to represent only the right to receive the Applicable Per Share Merger Consideration in accordance with this Agreement.
          (b) The Surviving Corporation shall be entitled to deduct and withhold from the Applicable Per Share Merger Consideration payable or otherwise deliverable to any holder of Sytera Securities pursuant to this Agreement such amounts as the Surviving Corporation is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the holder of Sytera Securities to whom such amounts would otherwise have been paid.
     1.10 Sytera Escrow; Sytera Indemnification Escrow Shares. At the Closing, the Surviving Corporation shall deliver to The Bank of New York, a New York banking institution, a national banking association (the “Escrow Agent”), that portion of the Aggregate Merger

Consideration constituting the Sytera Indemnification Escrow Shares, which shall be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit D (the “Sytera Escrow Agreement”), to secure the indemnification rights of the Sirion Indemnitees set forth in Section 7 of this Agreement. Subject to the next sentence of this Section 1.10, the Sytera Indemnification Escrow Shares shall be held by the Escrow Agent until 11:59 p.m. Eastern Time on the first anniversary of the Closing Date (the “Expiration Date”). In the event any Sirion Indemnitee has made a claim for indemnification under Section 7 prior to the end of the Expiration Date in accordance with this Agreement and the Sytera Escrow Agreement, then the Expiration Date with respect to the amount so claimed shall continue (and the Escrow Agent will continue to hold such portion of the Sytera Indemnification Escrow Shares in escrow) until such claim is fully and finally resolved. Thirty (30) days after the Expiration Date, the Surviving Corporation shall deliver to the Escrow Agent stock certificates, collectively representing an aggregate number of shares equal to all Sytera Indemnification Escrow Shares then held by the Escrow Agent (less any shares continuing to be held in escrow with respect to unresolved claims pursuant to the preceding sentence), registered in the name of each holder of Sytera Securities, representing the Pro-Rata Sytera Indemnification Escrow Shares allocable to each holder of Sytera Securities. Promptly following the resolution of any claim (including payment of any Damages from the Sytera Indemnification Escrow Shares) after the Expiration Date, the Surviving Corporation shall deliver to the Escrow Agent stock certificates, representing any Sytera Indemnification Escrow Shares still held by the Escrow Agent with respect to such resolved claim, registered in the name of each holder of Sytera Securities, representing the Pro-Rata Sytera Indemnification Escrow Shares allocable to each holder of Sytera Securities. Upon receipt of the stock certificates from the Surviving Corporation representing the Pro-Rata Sytera Indemnification Escrow Shares, the Escrow Agent shall return to the Surviving Corporation stock certificates registered in the name of the Escrow Agent for cancellation representing an aggregate number of shares equal to the aggregate number of shares represented by the stock certificates received from the Surviving Corporation. The Escrow Agent shall as promptly as practicable deliver the stock certificates representing the Pro-Rata Sytera Indemnification Escrow Shares to each holder of Sytera Securities in accordance with the terms of the Escrow Agreement. In the event that this Agreement and the Sytera Escrow Agreement are approved by the requisite vote of the holders of Sytera Securities necessary to approve the Merger, then all holders of Sytera Securities (other than holders of Dissenting Shares) shall, without any further action of any holder of Sytera Securities, be deemed to have consented to and approved: (i) the use of the Sytera Indemnification Escrow Shares as collateral to secure the rights of the Sirion Indemnitees under Section 7 of this Agreement in the manner set forth herein and in the Sytera Escrow Agreement; and (ii) the appointment of the Sytera Stockholders’ Representative as the representative of the holders of Sytera Securities as their attorney-in-fact and agent for all purposes of Section 7 and under the Sytera Escrow Agreement.
     1.11 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Sytera capital stock held by a holder who, pursuant to Section 262 of the DGCL or any successor provision, has the right to dissent to the Merger and demand payment for such shares, and who properly dissents and demands payment for the fair value of such shares of Sytera capital stock (“Dissenting Shares”) in accordance with the DGCL, shall not be converted into the right to receive the Applicable Per Share Merger Consideration as set forth in Sections 1.4 and 1.5, unless such holder withdraws, fails to perfect or otherwise loses such holder’s right to such payment, if any. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Applicable Per Share Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or any successor provision and as provided in the immediately preceding sentence. Sytera shall give prompt notice to Sirion of any demands received by Sytera for appraisal of shares of Sytera capital stock and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the DGCL, Sytera shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Sirion shall have consented in writing to such payment or settlement offer.
     1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by the Transaction Documents consistent with such intent and shall take no position in any Tax filing or Legal Proceeding inconsistent therewith. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither Sirion nor Sytera has taken or failed to take, and after the Effective Time, the Surviving Corporation shall not take or fail to take, any action which reasonably could be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
     1.13 Further Action. If, at any time after the Closing Date, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the transactions contemplated by the Transaction Documents or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Sytera, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Sytera or otherwise) to take such action.
2. Representations and Warranties of Sytera. Except as set forth on the Sytera Disclosure Schedule, Sytera hereby represents and warrants as of the date hereof, to and for the benefit of the Sirion Indemnitees, as follows:
     2.1 Due Organization; No Subsidiaries; Etc. Sytera is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Sytera Contracts. Sytera has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Sytera, Inc.” Sytera is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. Sytera has no Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Sytera has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither Sytera nor any of the stockholders of Sytera has ever approved, or commenced any Legal Proceeding or made any election contemplating, the dissolution or liquidation of Sytera’s business or affairs.
     2.2 Certificate of Incorporation and Bylaws; Records. Sytera has delivered to Sirion accurate and complete (through the date hereof) copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto, of Sytera; (ii) the stock records of Sytera; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Sytera Securities, the board of directors of Sytera and all committees of the board of directors of Sytera (the items described in the foregoing clauses “(i),” “(ii)” and “(iii)” of this Section 2.2 being collectively referred to herein as the “Sytera Documents”). There have been no formal meetings held of, or corporate actions taken by, the stockholders of Sytera, the board of directors of Sytera or any committee of the board of directors of Sytera that are not fully reflected in the Sytera Documents. There has not been any violation of any of the Sytera Documents, and at no time has Sytera taken any action that is inconsistent in any material respect with the Sytera Documents. The books of account, stock records, minute books and other records of Sytera are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.
     2.3 Capitalization, Etc.
          (a) The authorized capital stock of Sytera consists of: (i) 15,000,000 shares of Sytera Common Stock, of which 2,876,150 shares have been issued and are outstanding; (ii) 3,000,000 shares of Sytera Series A Preferred Stock, of which 2,183,333 shares have been issued and are outstanding; and (iii) 2,000,000 shares of Sytera Series B Preferred Stock, of which 1,360,000 shares have been issued and are outstanding. All of the outstanding shares of Sytera capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Sytera capital stock and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Sytera capital stock or other securities of Sytera have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Sytera Documents and Sytera Contracts. No shares of Sytera capital stock are subject to a repurchase option in favor of Sytera, and Sytera has never repurchased, redeemed or otherwise reacquired any shares of Sytera capital stock or other securities of Sytera.
          (b) Except as set forth on Schedule 2.3(b) of the Sytera Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Sytera capital stock or other securities of Sytera; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of Sytera capital stock or other securities of Sytera; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Sytera; (iv) Contracts (other than this Agreement) under which Sytera is or may become obligated to sell, transfer, exchange or issue any shares of Sytera capital stock or any other securities of Sytera; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of Sytera; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any of the Sytera Securities, any shares of Sytera capital stock or other securities of Sytera.
          (c) Schedule 2.3(c) of the Sytera Disclosure Schedule sets forth a complete and accurate list of all of the stock option plans and other stock or equity-related plans of Sytera.
     2.4 Sytera Financial Statements. Sytera has furnished to Sirion a complete and correct copy of Sytera’s unaudited balance sheet dated as of May 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the five (5) months then ended (collectively, the “Sytera Financial Statements”). The Sytera Financial Statements are complete and correct, are consistent with the books and records of Sytera and present fairly the assets, liabilities, financial condition and results of operations of Sytera, as at the dates and for the periods indicated, have been prepared in accordance with GAAP, and have been prepared in good faith by Sytera’s management from the books and records of Sytera. The books and records of Sytera are true, accurate and complete in all material respects.
     2.5 Equipment; Leasehold. Schedule 2.5 of the Sytera Disclosure Schedule sets forth a true and complete list of all inventory, machinery, equipment, furniture, office equipment, supplies, materials, vehicles and other material items of tangible personal property of every kind owned by Sytera and used in connection with its business (the “Sytera Personal Property”). All of the Sytera Personal Property and other tangible assets leased to Sytera are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Sytera’s business in the manner in which such business is currently being conducted. Sytera does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Schedule 2.5 of the Sytera Disclosure Schedule (the “Sytera Leased Real Property”).
     2.6 Intellectual Property.
          (a) Schedule 2.6(a) of the Sytera Disclosure Schedule accurately identifies: (i) each item of Registered IP in which Sytera has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Sytera has provided to Sirion complete and accurate copies of all applications and correspondence with any Governmental Body related to each such item of Registered IP.
          (b) Schedule 2.6(b) of the Sytera Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to Sytera (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal-use software license or is generally publicly available on standard terms for less than $1,000); and (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is or are licensed to Sytera. Neither the Merger nor any of the other transactions contemplated by the Transaction Documents will materially adversely alter or impair the Surviving Corporation’s rights to the Intellectual Property Rights or Intellectual Property licensed to Sytera.

          (c) Schedule 2.6(c) of the Sytera Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Sytera IP. Sytera is not bound by, and no Sytera IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Sytera to use, exploit, assert, or enforce any Sytera IP anywhere in the world.
          (d) Sytera exclusively owns all right, title, and interest to and in the Sytera IP, free and clear of any Encumbrances. Without limiting the generality of the foregoing:
               (i) All documents and instruments necessary to perfect the rights of Sytera in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;
               (ii) Each Person who is or was an employee or contractor of Sytera and who is or was involved in the creation or development of any Sytera IP has signed a valid, enforceable written agreement containing an assignment of Intellectual Property Rights to Sytera and confidentiality provisions in favor of Sytera regarding the Sytera IP. To Sytera’s Knowledge, no current or former Representative or Affiliate of Sytera has any claim, right (whether or not currently exercisable) or interest to or in any Sytera IP;
               (iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Sytera IP;
               (iv) Sytera has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Sytera holds, or purports to hold, as a trade secret;
               (v) Sytera has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Sytera IP to any other Person; and
               (vi) Sytera is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Sytera to grant or offer to any other Person any license or right to any Sytera IP.
          (e) Each item of Sytera IP that is Registered IP is and at all times has been maintained in compliance with all Legal Requirements; all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline; and each such item of Registered IP is valid and in full force and effect. No application for any type of Registered IP filed by or on behalf of Sytera has been abandoned, allowed to lapse or rejected. No item of Sytera IP that is Registered IP is subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.
          (f) To Sytera’s Knowledge, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Sytera IP.

          (g) To Sytera’s Knowledge, none of the Sytera IP owned or licensed by Sytera currently infringes, misappropriates or otherwise violates or has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) To Sytera’s Knowledge, No infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against Sytera; and
               (ii) Sytera is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or any similar claim. Sytera has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for the infringement, misappropriation or violation of any Intellectual Property Right.
     2.7 Contracts. Schedule 2.7 of the Sytera Disclosure Schedule identifies each Sytera Contract and provides an accurate description of the terms of each Sytera Contract that is not in written form. Sytera has delivered to Sirion accurate and complete copies of all written Sytera Contracts. Each Sytera Contract is valid, binding and enforceable by Sytera in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Sytera has not violated or breached, or committed any default under, any Sytera Contract, and, to Sytera’s Knowledge, no other Person has violated or breached, or committed any default under, any Sytera Contract. Schedule 2.7 of the Sytera Disclosure Schedule provides an accurate and complete list of all Consents required under any Sytera Contract to consummate the transactions contemplated by the Transaction Documents.
     2.8 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of Sytera.
     2.9 Compliance with Legal Requirements. Sytera is, and has at all times been, in compliance with all material applicable Legal Requirements. Sytera has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Sytera has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Sytera is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the knowledge of Sytera, threatened to revoke or limit any such permit, certificate or license.
     2.10 Legal Proceedings. There is no pending Legal Proceeding, and to Sytera’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves Sytera or any of the assets owned or used by Sytera, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. No Legal Proceeding has ever been commenced that involves Sytera or the assets owned by Sytera. There is no Order in which Sytera is named or to which any of the assets of Sytera is subject.

     2.11 No Undisclosed Liabilities. Sytera has no Liabilities, except for (i) Liabilities reflected on the Sytera Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Sytera Financial Statements, none of which are material in nature or exceed $25,000, (iii) Liabilities under the Sytera Contracts, and (iv) Liabilities incurred in connection with the negotiation of the Transaction Documents and the transactions contemplated thereby.
     2.12 Tax Matters. All Tax Returns required to be filed by or on behalf of Sytera with any Governmental Body before the Closing Date (the “Sytera Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Sirion. All Taxes owed by Sytera have been paid when due, whether or not such amounts are shown on any Sytera Returns. The Sytera Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and Sytera has made adequate provision for unpaid Taxes after that date in its books and records. No Sytera Return has ever been examined or audited by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to Sytera in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by Sytera (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Sytera and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Sytera except liens for current Taxes not yet due and payable.
     2.13 Employee and Labor Matters.
          (a) Schedule 2.13(a) of the Sytera Disclosure Schedule contains a list of all of the employees of Sytera as of the date of this Agreement and correctly reflects, in all material respects, the nature and amount of all compensation payable to them, their dates of employment and their positions. All of the employees listed on Schedule 2.13 of the Sytera Disclosure Schedule are “at will” employees. Sytera has at all times complied with all material Legal Requirements related to the employment of its employees. Except as set forth on Schedule 2.13, Sytera has compensated all individuals for, or otherwise cancelled or satisfied all of its obligations with respect to, all accrued vacation, deferred compensation and other similar benefits. Since January 1, 2006, Sytera has not increased or committed to increase the salary or benefits level of any of its employees.
          (b) Except as set forth on Schedule 2.13(b) of the Sytera Disclosure Schedule, there are no Plans, as defined below, contributed to, maintained or sponsored by Sytera, to which Sytera is obligated to contribute or with respect to which Sytera has any liability or potential liability, whether direct or indirect. For purposes of this Agreement, the term “Plans” shall mean: (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated, (b) employment agreements, and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.
          (c) Except as set forth on Schedule 2.13(c), none of the Initial Sytera FTEs is obligated under any Contract, or subject to any Order, that would conflict with his or her obligation to use his or her best efforts to promote the interests of the Surviving Corporation after the Closing Date, or that conflicts with the business of Sytera as presently conducted. During the past ten (10) years, to the Knowledge of Sytera, none of the Initial Sytera FTEs has been (i) charged with, indicted for or convicted of any misdemeanor related to moral turpitude or any felony; (ii) a party to a proceeding with respect to any misdemeanor related to moral turpitude or any felony; or (iii) the subject of a bankruptcy proceeding or has been the officer or director of a company that has been the subject of a bankruptcy proceeding. Sytera is not aware that any Initial Sytera FTE has plans to terminate his or her employment with the Surviving Corporation, as a result of the Merger or otherwise.
     2.14 Authority; Binding Nature of Agreement. Except for obtaining the requisite vote of the holders of Sytera Securities required to approve the transactions contemplated by the Transaction Documents, which vote will be obtained prior to the Closing, Sytera has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by Sytera of the Transaction Documents have been duly authorized by all necessary action on the part of Sytera and its stockholders. Each of the Transaction Documents to which Sytera is a party constitutes the valid and binding obligation of Sytera, enforceable against Sytera in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.15 Non-Contravention. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Sytera Documents; (ii) to Sytera’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Sytera, or any of the assets owned, used or controlled by Sytera, is subject; or (iii) result in a violation or breach of, or result in a default under, without or without notice or lapse of time, any provision of any Sytera Contract.
     2.16 Environmental Protection. No substances that are defined by Legal Requirements concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or, to the Knowledge of Sytera, have been located in, on or about the Sytera Leased Real Property. To the Knowledge of Sytera, the Sytera Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and Sytera has not used, or provided permission to others to use, the Sytera Leased Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of Sytera, there are and have been no storage tanks located on the Sytera Leased Real Property. To the Knowledge of Sytera, no Hazardous Materials have been transported off site from the Sytera Leased Real Property.
     2.17 Insurance. Schedule 2.17 to the Sytera Disclosure Schedule contains a brief description of all insurance policies maintained by Sytera with respect to its business, the Sytera Business Assets and the Sytera Leased Real Property. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.
     2.18 Related Party Transactions. The Sytera Contracts do not include any agreement with or any other commitment to (a) any officer or director of Sytera; (b) any individual related by blood or marriage to any such officer or director; or (c) any Entity in which Sytera or any such officer, director or related person has an equity or participating interest.
     2.19 FDA Matters.
          (a) Sytera has been and is in compliance in all material respects with all applicable Legal Requirements, including the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated thereunder (the “FFDCA”), in its development efforts related to any Product and in conducting any related clinical trials. Sytera has neither (i) made to the FDA any untrue statement of a material fact regarding any Product (whether in any submission or otherwise) nor (ii) failed to disclose to the FDA any material fact required to be disclosed to it by the FDA regarding such Product.
          (b) Neither Sytera nor any of its officers, directors, agents, Affiliates or employees (a) was or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992 (“GDEA”), (b) has been debarred or excluded from participation in the Medicare program, any state Medicaid program or any other federal health care program, (c) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment or exclusion under the GDEA, or from participation in the Medicare program, any state Medicaid program or any other federal health care program, or (d) has been or is under investigation by any Governmental Body for debarment or exclusion action.
     2.20 Dissenting Shares. No holder of shares of Sytera capital stock who, pursuant to Section 262 of the DGCL or any successor provision, has the right to dissent to the Merger and demand payment for such shares, has dissented and demanded payment for the fair value of such shares of Sytera capital stock in accordance with the DGCL in connection with the Merger, including any such holder that subsequently has withdrawn, failed to perfect or otherwise lost such holder’s right to such payment.
     2.21 Disclosure. Sytera has not made any representation, warranty or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or, to the reasonable knowledge of Sytera or Kenneth Widder, Jay Lichter or Nathan Mata, omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

3. Representations and Warranties of Sirion. Except as set forth on the Sirion Disclosure Schedule, Sirion hereby represents and warrants on and as of the date hereof, to and for the benefit of the Sytera Indemnitees, as follows:
     3.1 Due Organization; No Subsidiaries; Etc. Sirion is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and as a foreign corporation qualified to do business in the State of Florida and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Sirion Contracts. Sirion has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Sirion Therapeutics, Inc.” Sirion is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the State of Florida. Sirion has no Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Sirion has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither Sirion nor any of the shareholders of Sirion has ever approved, or commenced any Legal Proceeding or made any election contemplating, the dissolution or liquidation of Sirion’s business or affairs.
     3.2 Articles of Incorporation and Bylaws; Records. Sirion has delivered to Sytera accurate and complete (through the date hereof) copies of: (i) the articles of incorporation and bylaws, including all amendments thereto, of Sirion; (ii) the stock records of Sirion; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Sirion Common Stock, the board of directors of Sirion and all committees of the board of directors of Sirion (the items described in the foregoing clauses “(i),” “(ii)” and “(iii)” of this Section 3.2 being collectively referred to herein as the “Sirion Documents”). There have been no formal meetings held of, or corporate actions taken by, the shareholders of Sirion, the board of directors of Sirion or any committee of the board of directors of Sirion that are not fully reflected in the Sirion Documents. There has not been any violation of any of the Sirion Documents, and at no time has Sirion taken any action that is inconsistent in any material respect with the Sirion Documents. The books of account, stock records, minute books and other records of Sirion are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.
     3.3 Capitalization, Etc.
          (a) The authorized capital stock of Sirion consists of: (i) 600,000 shares of Sirion Common Stock, of which 100,000 shares have been issued and are outstanding; (ii) 30,600 shares of Sirion Series A Preferred Stock, none of which shares have been issued and are outstanding; and (iii) 100,000 shares of Sirion Series A-1 Preferred Stock, none of which shares have been issued and are outstanding. All of the outstanding shares of Sirion capital stock: have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Sirion capital stock and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Sirion capital stock or other securities of Sirion have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Sirion Documents and Sirion Contracts. No shares of Sirion capital stock are subject to a repurchase option in favor of Sirion, and Sirion has never repurchased, redeemed or otherwise reacquired any shares of Sirion capital stock or other securities of Sirion.
          (b) Except as set forth on Schedule 3.3(b) of the Sirion Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Sirion capital stock or other securities of Sirion; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of Sirion capital stock or other securities of Sirion; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Sirion; (iv) Contracts (other than this Agreement) under which Sirion is or may become obligated to sell, transfer, exchange or issue any shares of Sirion capital stock or any other securities of Sirion; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of Sirion; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Sirion capital stock or other securities of Sirion.
          (c) Schedule 3.3(c) of the Sirion Disclosure Schedule sets forth a complete and accurate list of all of the stock option plans and other stock or equity-related plans of Sirion.
     3.4 Sirion Financial Statements. Sirion has furnished to Sytera a complete and correct copy of Sirion’s unaudited balance sheet dated as of May 31, 2006 and the related statements of operations, shareholders’ equity, and cash flows for the five (5) months then ended (collectively, the “Sirion Financial Statements”). The Sirion Financial Statements are complete and correct, are consistent with the books and records of Sirion and present fairly the assets, liabilities, financial condition and results of operations of Sirion, as at the dates and for the periods indicated, have been prepared in accordance with GAAP, and have been prepared in good faith by Sirion’s management from the books and records of Sirion. The books and records of Sirion are true, accurate and complete in all material respects.
     3.5 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to Sirion are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Sirion’s business in the manner in which such business is currently being conducted. Sirion does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Schedule 3.5 of the Sirion Disclosure Schedule (the “Sirion Leased Real Property”).
     3.6 Intellectual Property.
          (a) Schedule 3.6(a) of the Sirion Disclosure Schedule accurately identifies: (i) each item of Registered IP in which Sirion has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of

Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Sirion has provided to Sytera complete and accurate copies of all applications and correspondence with any Governmental Body related to each such item of Registered IP.
          (b) Schedule 3.6(b) of the Sirion Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to Sirion (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal-use software license or is generally publicly available on standard terms for less than $1,000); and (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is or are licensed to Sirion. Neither the Merger nor any of the other transactions contemplated by the Transaction Documents will materially adversely alter or impair the Surviving Corporation’s right to the Intellectual Property Rights or Intellectual Property licensed to Sirion.
          (c) Schedule 3.6(c) of the Sirion Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Sirion IP. Sirion is not bound by, and no Sirion IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Sirion to use, exploit, assert, or enforce any Sirion IP anywhere in the world.
          (d) Sirion exclusively owns all right, title, and interest to and in the Sirion IP free and clear of any Encumbrances. Without limiting the generality of the foregoing:
               (i) All documents and instruments necessary to perfect the rights of Sirion in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.
               (ii) Each Person who is or was an employee or contractor of Sirion and who is or was involved in the creation or development of any Sirion IP has signed a valid, enforceable written agreement containing an assignment of Intellectual Property Rights to Sirion and confidentiality provisions in favor of Sirion regarding the Sirion IP. No current or former Representative or Affiliate of Sirion has any claim, right (whether or not currently exercisable) or interest to or in any Sirion IP.
               (iii) With respect to Sirion IP in the form of licenses of third party Intellectual Property and Intellectual Property Rights, no funding, facilities or personnel of any Governmental Body within the jurisdictions covered by the license were used, directly or indirectly, to develop or create, in whole or in part, such Sirion IP. With respect to all other Sirion IP, no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Sirion IP.
               (iv) Sirion has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Sirion holds, or purports to hold, as a trade secret.
               (v) Sirion has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Sirion IP to any other Person.

               (vi) Sirion is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Sirion to grant or offer to any other Person any license or right to any Sirion IP.
          (e) (i) With respect to Sirion IP in the form of licenses from third parties of Intellectual Property and Intellectual Property Rights: (A) each item of Sirion IP that is Registered IP is in compliance with all Legal Requirements and is valid and in full force and effect; and (B) no application for any type of Registered IP filed by or on behalf of Sirion has been abandoned, allowed to lapse or rejected.
               (ii) With respect to all other Sirion IP, each item of Sirion IP that is Registered IP is and at all times has been maintained in compliance with all Legal Requirements; all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline; and each such item of Registered IP is valid and in full force and effect. No application for any type of Registered IP filed by or on behalf of Sirion has been abandoned, allowed to lapse or rejected.
          (f) To Sirion’s Knowledge: (i) no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Sirion IP.
          (g) None of the Sirion IP owned or, to Sirion’s Knowledge, licensed by Sirion currently infringes, misappropriates or otherwise violates or has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to Sirion’s Knowledge, has been threatened against Sirion; and
               (ii) Sirion is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or any similar claim. Sirion has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for the infringement, misappropriation or violation of any Intellectual Property Right.
     3.7 Contracts. Schedule 3.7 of the Sirion Disclosure Schedule identifies each Sirion Contract and provides an accurate description of the terms of each Sirion Contract that is not in written form. Sirion has delivered to Sytera accurate and complete copies of all written Sirion Contracts. Each Sirion Contract is valid, binding and enforceable by Sirion in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Sirion has not violated or breached, or committed any default under, any Sirion Contract, and, to Sirion’s Knowledge, no other Person has violated or breached, or committed any default under, any Sirion Contract. Schedule 3.7 of the Sirion Disclosure Schedule provides an accurate and complete list of all Consents required under any Sirion Contract to consummate the transactions contemplated by the Transaction Documents.

     3.8 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of Sirion.
     3.9 Compliance with Legal Requirements. Sirion is, and has at all times been, in compliance with all material applicable Legal Requirements. Sirion has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Sirion has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Sirion is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the knowledge of Sirion, threatened to revoke or limit any such permit, certificate or license.
     3.10 Legal Proceedings. There is no pending Legal Proceeding, and to Sirion’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves Sirion or any of the assets owned or used by Sirion, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. No Legal Proceeding has ever been commenced that involves Sirion or the assets owned by Sirion. There is no Order in which Sirion is named or to which any of the assets of Sirion is subject.
     3.11 No Undisclosed Liabilities. Sirion has no Liabilities, except for (i) Liabilities reflected on the Sirion Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Sirion Financial Statements, none of which are material in nature or exceed $25,000, (iii) Liabilities under the Sirion Contracts, and (iv) Liabilities incurred in connection with the negotiation of the Transaction Documents and the transactions contemplated thereby.
     3.12 Tax Matters. All Tax Returns required to be filed by or on behalf of Sirion with any Governmental Body before the Closing Date (the “Sirion Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Sytera. All Taxes owed by Sirion have been paid when due, whether or not such amounts are shown on any Sirion Returns. The Sirion Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and Sirion has made adequate provision for unpaid Taxes after that date in its books and records. No Sirion Return has ever been examined or audited by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to Sirion in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by Sirion (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Sirion and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Sirion except liens for current Taxes not yet due and payable.

     3.13 Employee and Labor Matters.
          (a) Schedule 3.13 of the Sirion Disclosure Schedule contains a list of all of the employees of Sirion as of the date of this Agreement and correctly reflects, in all material respects, the nature and amount of all compensation payable to them, their dates of employment and their positions. All of the employees listed on Schedule 3.13 of the Sirion Disclosure Schedule are “at will” employees. Sirion has at all times complied with all material Legal Requirements related to the employment of its employees.
          (b) Except as set forth on Schedule 3.13(b) of the Sirion Disclosure Schedule, there are no Plans contributed to, maintained or sponsored by Sirion, to which Sirion is obligated to contribute or with respect to which Sirion has any liability or potential liability, whether direct or indirect.
          (c) Except as set forth on Schedule 3.13(c) of the Sirion Disclosure Schedule, none of the employees of Sirion is obligated under any Contract, or subject to any Order, that would conflict with his or her obligation to use his or her best efforts to promote the interests of the Surviving Corporation after the Closing Date, or that conflicts with the business of Sirion as presently conducted. During the past ten (10) years, to the Knowledge of Sirion, none of the employees of Sirion has been (i) charged with, indicted for or convicted of any misdemeanor related to moral turpitude or any felony; (ii) a party to a proceeding with respect to any misdemeanor related to moral turpitude or any felony; or (iii) the subject of a bankruptcy proceeding or has been the officer or director of a company that has been the subject of a bankruptcy proceeding. Sirion is not aware that any of its employees has plans to terminate his or her employment with the Surviving Corporation, as a result of the Merger or otherwise.
     3.14 Authority; Binding Nature of Agreement. Except for obtaining the requisite vote of the holders of Sirion capital stock required to approve the transactions contemplated by the Transaction Documents, which vote will be obtained prior to the Closing, Sirion has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by Sirion of the Transaction Documents have been duly authorized by all necessary action on the part of Sirion and its shareholders. Each of the Transaction Documents to which Sirion is a party constitutes the legal, valid and binding obligation of Sirion, enforceable against Sirion in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.15 Non-Contravention. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Sirion Documents; (ii) to Sirion’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Sirion, or any of the assets owned, used or controlled by Sirion, is subject; or (iii) result in a violation or breach of, or result in a default under, without or without notice or lapse of time, any provision of any Sirion Contract.

     3.16 Environmental Protection. No Hazardous Materials are or, to the Knowledge of Sirion, have been located in, on or about the Sirion Leased Real Property. To the Knowledge of Sirion, the Sirion Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and Sirion has not used, or provided permission to others to use, the Sirion Leased Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of Sirion, there are and have been no storage tanks located on the Sirion Leased Real Property. To the Knowledge of Sirion, no Hazardous Materials have been transported off site from the Sirion Leased Real Property.
     3.17 Insurance. Schedule 3.17 to the Sirion Disclosure Schedule contains a brief description of all insurance policies maintained by Sirion with respect to its business, the Sirion Business Assets and the Sirion Leased Real Property. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.
     3.18 Related Party Transactions. The Sirion Contracts do not include any agreement with or any other commitment to (a) any officer or director of Sirion; (b) any individual related by blood or marriage to any such officer or director; or (c) any Entity in which Sirion or any such officer, director or related person has an equity or participating interest.
     3.19 FDA Matters.
          (a) Sirion has been and is in compliance in all material respects with all applicable Legal Requirements, including the FFDCA, in its development efforts related to any Product and in conducting any related clinical trials. Sirion has neither (i) made to the FDA any untrue statement of a material fact regarding any Product (whether in any submission or otherwise) nor (ii) failed to disclose to the FDA any material fact required to be disclosed to it by the FDA regarding such Product.
          (b) Neither Sirion nor any of its officers, directors, agents, Affiliates or employees (a) was or is presently debarred pursuant to the GDEA, (b) has been debarred or excluded from participation in the Medicare program, any state Medicaid program or any other federal health care program, (c) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment or exclusion under the GDEA, or from participation in the Medicare program, any state Medicaid program or any other federal health care program, or (d) has been or is under investigation by any Governmental Body for debarment or exclusion action.
     3.20 Disclosure. Sirion has not made any representation, warranty or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or, to the reasonable knowledge of Sirion or Barry Butler or Roger Vogel, omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.
4. Additional Covenants of the Parties.
     4.1 FTE Support. For a period of not less than three (3) years following the Effective Time, the Surviving Corporation shall support six (6) FTEs (initially Kenneth Widder, Jay Lichter, Nathan Mata, Yun Han, Tam Bui and Fran Senchak (the “Initial Sytera FTEs”)), as

designated from time to time by the holders of a majority of the Fully Diluted Outstanding Shares as of immediately prior to the Effective Time, at salary and benefit levels at least equal to the full salary and benefit levels as in effect for the Initial Sytera FTEs immediately prior to the Effective Time. Such FTE support shall also include maintaining appropriate facilities, capital and operational support in San Diego, California and reimbursing such FTEs for all expenses incurred with any necessary travel to Tampa, Florida or any other location to which such FTEs are required to travel in connection with the Surviving Corporation’s business. Notwithstanding the foregoing, the Surviving Corporation’s obligations under this Section 4.1 shall terminate as to any non-employee Initial Sytera FTEs on the earlier of: (i) the Transfer Date in the event that the Sytera Assets are transferred to Sytera II pursuant to Section 1.5(h); or (ii) the date that the Surviving Corporation receives notice from the Sytera Stockholders’ Representative pursuant to Section 1.5(h) that the holders of Sytera Securities elect not to have the Sytera Assets transferred to Sytera II.
     4.2 Indemnification of Officers and Directors. All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of Sytera (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in Sytera’s certificate of incorporation or bylaws (in each case as in effect as of the date of this Agreement), shall survive the Merger and shall be fully complied with by the Surviving Corporation, to the fullest extent permitted by the laws of the State of North Carolina.
     4.3 Termination of Certain Sytera Agreements. Each of the following agreements shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to each of the following agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing: (i) Third Note and Warrant Purchase Agreement, dated as of March 25, 2005 (the “Bridge Financing Agreement”); (ii) Security Agreement, dated as of March 25, 2005; (iii) Intellectual Property Security Agreement, dated as of March 25, 2005; (iv) Investor Rights Agreement, dated as of March 25, 2005; (v) Right of First Refusal and Co-Sale Agreement, dated as of March 25, 2005; and (vi) Voting Agreement, dated as of March 25, 2005.
     4.4 Sirion Escrow; Sirion Indemnification Escrow Shares. At the Closing: (i) the Sirion Shareholders’ Representative shall deliver to the Surviving Corporation, on behalf of the holders of Sirion Common Stock, all stock certificates representing the Sirion Common Stock; (ii) the Surviving Corporation shall deliver to the Escrow Agent stock certificates representing the Sirion Indemnification Escrow Shares; and (iii) the Surviving Corporation shall deliver to the Sirion Shareholders’ Representative, for further distribution to the holders of Sirion Common Stock, stock certificates representing the Sirion Common Stock previously held by such holders of Sirion Common Stock less the Sirion Indemnification Escrow Shares. The Sirion Indemnification Escrow Shares shall be held by the Escrow Agent, pursuant to the terms of an escrow agreement substantially in the form of Exhibit E (the “Sirion Escrow Agreement”), as the sole and exclusive source of indemnification to secure the indemnification rights of the Sytera Indemnitees set forth in Section 8 of this Agreement. Subject to the next sentence of this Section 4.4, the Sirion Indemnification Escrow Shares shall be held by the Escrow Agent until the Expiration Date. In the event any Sytera Indemnitee has made a claim for indemnification under Section 8 prior to the end of the Expiration Date in accordance with this Agreement and the Sirion Escrow Agreement, then the Expiration Date with respect to the amount so claimed shall continue (and the Escrow Agent will continue to hold such portion of the Sirion Indemnification Escrow Shares in escrow) until such claim is fully and finally resolved. Thirty (30) days after the Expiration Date, the Surviving Corporation shall deliver to the Escrow Agent stock certificates collectively representing all of the Sirion Indemnification Escrow Shares then held by the Escrow Agent (less any portion of the Sirion Indemnification Escrow Shares continuing to be held in escrow with respect to unresolved claims pursuant to the preceding sentence), registered in the name of each holder of Sirion Common Stock, representing the Pro-Rata Sirion Indemnification Escrow Shares allocable to each holder of Sirion Common Stock. Promptly following the resolution of any claim (including payment of any Damages from the Sirion Indemnification Escrow Shares) after the Expiration Date, the Surviving Corporation shall deliver to the Escrow Agent stock certificates, collectively representing any Sirion Indemnification Escrow Shares still held by the Escrow Agent with respect to such resolved claim, registered in the name of each holder of Sirion Common Stock, representing the Pro-Rata Sirion Indemnification Escrow Shares allocable to each holder of Sirion Common Stock. Upon receipt of the stock certificates from the Surviving Corporation representing the Pro-Rata Sirion Indemnification Escrow Shares, the Escrow Agent shall return to the Surviving Corporation all stock certificates registered in the name of the Escrow Agent for cancellation. The Escrow Agent shall as promptly as practicable deliver the stock certificates representing the Pro-Rata Sirion Indemnification Escrow Shares to each holder of Sirion Securities in accordance with the terms of the Sirion Escrow Agreement. In the event that this Agreement and the Sirion Escrow Agreement are approved by the requisite vote of the holders of Sirion Common Stock necessary to approve the Merger, then all holders of Sirion Common Stock shall, without any further action of any holder of Sirion Common Stock, be deemed to have consented to and approved: (i) the use of the Sirion Indemnification Escrow Shares as collateral to secure the rights of the Sytera Indemnitees under Section 8 of this Agreement in the manner set forth herein and in the Sirion Escrow Agreement; and (ii) the appointment of the Sirion Shareholders’ Representative as the representative of the holders of Sirion Common Stock as their attorney-in-fact and agent for all purposes of Section 8 and under the Sirion Escrow Agreement.
     4.5 Paying Agent Agreement. Promptly following the Closing, the Surviving Corporation and the Sytera Stockholders’ Representative shall use their best efforts to enter into a mutually acceptable agreement (the “Paying Agent Agreement”) with the Escrow Agent or any other Person mutually selected by Sirion and the Sytera Stockholders’ Representative (the “Paying Agent”), which Paying Agent Agreement shall provide for the distribution by the Paying Agent to the holders of Sytera Securities of any portion(s) of the Aggregate Additional Payments that are paid to such Paying Agent pursuant to Section 1.5; provided, however, that if, as of any date upon which the Surviving Corporation is required to pay any portion(s) of the Aggregate Additional Payments to the holders of Sytera Securities pursuant to Section 1.5, the Surviving Corporation, the Sytera Stockholders’ Representative and the Paying Agent have not entered into the Paying Agent Agreement, then all references in each subsection of Section 1.5 pursuant to which the Surviving Corporation is required to pay such portion(s) of the Aggregate Additional Payments shall be deemed to refer to the Sytera Stockholders’ Representative.
     4.6 No Exercise of Repurchase Option. From and after the Closing Date, the Surviving Corporation agrees that in no event shall it exercise the “Repurchase Option” provided for in any of the Sytera Restricted Stock Agreements.

5. Sytera Closing Deliverables. In addition to any other deliverables expressly contemplated by the Transaction Documents:
     5.1 Consents. At the Closing, Sytera shall deliver to Sirion copies of all Consents required to be obtained by Sytera in connection with the transactions contemplated by the Transaction Documents (including the Consents, if any, identified in Schedule 2.7 of the Sytera Disclosure Schedule and approvals from each of the holders of Sytera Securities of this Agreement and the transactions contemplated by the Transaction Documents).
     5.2 Agreements and Documents. At the Closing, Sytera shall deliver to Sirion copies of the following agreements and documents, each of which shall be executed and delivered by the other relevant parties thereto, and each of which at the Closing shall be in full force and effect:
          (a) a voting agreement, in the form attached hereto as Exhibit F (the “Voting Agreement”), executed by the following holders of Sytera Securities: Avalon Ventures VI, L.P., Avalon Ventures VI GP Fund, LLC, Avalon Ventures VI, L.P., Kenneth Widder, Jay Lichter and Nathan Mata;
          (b) an investor rights agreement, in the form attached hereto as Exhibit G (the “Investor Rights Agreement”), executed by the following holders of Sytera Securities: Avalon Ventures VI, L.P., Avalon Ventures VI GP Fund, LLC, Avalon Ventures VI, L.P., Kenneth Widder, Jay Lichter and Nathan Mata;
          (c) consulting agreements, in the form attached hereto as Exhibit H (each, a “Consulting Agreement”), executed by each of Kenneth Widder and Jay Lichter;
          (d) employment agreements, in the form attached hereto as Exhibit I (each, an “Employment Agreement”), executed by each of Nathan Mata, Yun Han, Tam Bui and Fran Senchak;
          (e) a noncompetition and nonsolicitation agreement, in the form attached hereto as Exhibit J (the “Noncompetition Agreement”), executed by the following holders of Sytera Securities: Kenneth Widder, Jay Lichter, Nathan Mata, Yun Han and Tam Bui;
          (f) the Sytera Escrow Agreement executed by the Sytera Stockholders’ Representative;
          (g) the Sirion Escrow Agreement executed by the Sytera Stockholders’ Representative;
          (h) a legal opinion in the form attached hereto as Exhibit K, addressed to Sirion from Paul, Hastings, Janofsky & Walker LLP; and
          (i) a legal opinion relating to certain tax matters in the form attached hereto as Exhibit L, addressed to Sytera from Paul, Hastings, Janofsky & Walker LLP.

6. Sirion Closing Deliverables. In addition to any other deliverables expressly contemplated by the Transaction Documents:
     6.1 Consents. At the Closing, Sirion shall deliver to Sytera copies of all Consents required to be obtained by Sirion in connection with the transactions contemplated by the Transaction Documents (including the Consents, if any, identified in Schedule 3.7 of the Sirion Disclosure Schedule).
     6.2 Agreement and Documents. At the Closing, Sirion shall deliver to Sytera copies of the following agreements and documents, each of which shall be executed and delivered by the other parties identified below, and each of which at the Closing shall be in full force and effect:
          (a) the Voting Agreement executed by the following holders of Sirion Securities: PharmaBio Development Inc., Barry Butler, Roger Vogel, Susan Benton and Phillipe Boulangeat;
          (b) the Investor Rights Agreement executed by the following holders of Sirion Securities: PharmaBio Development Inc., Barry Butler, Roger Vogel, Susan Benton and Phillipe Boulangeat;
          (c) the Consulting Agreements executed by Sirion;
          (d) the Employment Agreements executed by Sirion;
          (e) the Noncompetition Agreement executed by Sirion;
          (f) the Sytera Escrow Agreement executed by Sirion and the Sirion Shareholders’ Representative;
          (g) the Sirion Escrow Agreement executed by Sirion and the Sirion Shareholders’ Representative; and
          (h) a legal opinion, in the form attached hereto as Exhibit M, addressed to the holders of Sytera Securities from Ward Rovell, P.A.
7. Sytera Indemnification Provisions.
     7.1 Survival of Sytera Representations and Warranties. The representations and warranties made by Sytera in Section 2 of this Agreement shall survive the Closing and shall expire at 11:59 p.m. Eastern Time on the Expiration Date; provided, however, that if, at any time prior to the Expiration Date, the Sirion Shareholders’ Representative delivers to the Sytera Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Sytera (and setting forth in reasonable detail the basis for the Sirion Shareholders’ Representative’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.3 in accordance with this Agreement and the Sytera Escrow Agreement based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. The right to indemnification, payment of Damages or other remedy based on the existence of an inaccuracy in or a breach of any of the representations and warranties will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty, except in the event Sirion or its representatives or agents acquired actual knowledge of the inaccuracy or breach prior to the Closing.
     7.2 Survival of Sytera and Sytera II Covenants, Agreements and Obligations. All of the covenants, agreements and obligations of Sytera and Sytera II contained in this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance. Notwithstanding anything herein to the contrary, nothing contained in this Section 7 shall be deemed to limit or decrease the rights or remedies of the Surviving Corporation with respect to any such covenants, agreements or obligations nor shall preclude the Surviving Corporation from seeking specific performance, injunctive relief or any other remedy with respect to any such covenants, agreements or obligations.
     7.3 Indemnification in Favor of the Sirion Indemnitees. From and after the Effective Time (but subject to Section 7.1), the Sirion Indemnitees shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by any of the Sirion Indemnitees or to which any of the Sirion Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party claim) and which arise from or as a result of any:
          (a) inaccuracy in or breach of any representation or warranty of Sytera set forth in Section 2 of this Agreement; or
          (b) any Legal Proceeding relating to any actual breach referred to in Section 7.3(a).
     7.4 Sytera Threshold; Sole and Exclusive Remedy.
          (a) No Sirion Indemnitee shall be entitled to indemnification pursuant to Section 7.3 for any inaccuracy in or breach of any representations and warranties of Sytera until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by the Sirion Indemnitees, or to which the Sirion Indemnitees otherwise become subject, exceeds $250,000 in the aggregate, at which time the Sirion Indemnitees shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid only for those Damages which exceed $250,000, subject to the limitations contained in Section 7.4(b) and 7.4(c).
          (b) The Sirion Indemnitees may recover Damages to which they are entitled pursuant to Section 7.3, at the Sirion Shareholders’ Representative’s option: (i) out of the Sytera Indemnification Escrow Shares; or (ii) out of any cash amounts received by the holders of Sytera Securities pursuant to Section 1.5 (the Sytera Indemnification Escrow Shares and any such cash amounts received by the holders of Sytera Securities pursuant to Section 1.5 being collectively referred to herein as the “Sytera Indemnification Funds”), provided that no more than fifty percent (50%) of the aggregate amount of any such Damages may be recovered in the form of cash and the balance of any such Damages in excess of such fifty percent (50%) limitation may only be recovered out of the Sytera Indemnification Escrow Shares. With respect to the portion of any Damages to be recovered from the Sytera Indemnification Escrow Shares, the applicable Sirion Indemnitee shall be entitled to recover Sytera Indemnification Escrow Shares representing that number of shares of Surviving Corporation Common Stock as is determined by dividing (i) the aggregate amount of such portion of the Damages, by (ii) $100.00 (As-Adjusted).
          (c) The Sytera Indemnification Funds shall be the sole and exclusive remedy under this Agreement for the matters set forth in Section 7.3, except in the case of fraud, willful breach or intentional misrepresentation, for which the Sirion Indemnitees shall be entitled to proceed directly against only those individuals who committed such fraud, willful breach or intentional misrepresentation. Notwithstanding the foregoing, the aggregate dollar amount of all Damages that the Sirion Indemnitees shall be entitled to recover pursuant to the indemnification provisions set forth in this Section 7 shall not exceed $3,750,000.
     7.5 Defense of Third Party Claims.
          (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against any Sirion Indemnitee or against any other Person) with respect to which the Sirion Indemnitees may be entitled to indemnification pursuant to this Section 7, the Sirion Shareholders’ Representative shall promptly give the Sytera Stockholders’ Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of the Sirion Shareholders’ Representative to so notify the Sytera Stockholders’ Representative or the Escrow Agent shall not limit the Sirion Indemnitees’ rights to indemnification under this Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
          (b) Within fifteen (15) days of delivery of such written notice, the Sytera Stockholders’ Representative may elect (by written notice delivered to the Sirion Shareholders’ Representative) to handle the prosecution or defense of any Claim involving Third Parties. If the Sytera Stockholders’ Representative makes the foregoing election, the Sirion Shareholders’ Representative will have the right to participate at its own expense in all proceedings. The Sytera Stockholders’ Representative will take all necessary steps to contest the Claim involving Third Parties or to prosecute such Claim to conclusion or settlement (subject to Section 7.5(c)), will notify the Sirion Shareholders’ Representative of the progress of any such Claim, and will provide the Sirion Shareholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. If the Sytera Stockholders’ Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Sirion Shareholders’ Representative shall be free to handle the prosecution or defense of any such Claim, in which case, the Sirion Shareholders’ Representative will take all necessary steps to contest the Claim involving Third Parties or to prosecute such Claim to conclusion or settlement (subject to Section 7.5(c)), will notify the Sytera Stockholders’ Representative of the progress of any such Claim, and will provide the Sytera Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof, and the Sytera Stockholders’ Representative will have the right to participate at its own expense in all Legal Proceedings.
          (c) Neither party will compromise or settle any such Claim without the written consent (which consent may not be unreasonably withheld) of either the Sirion Shareholders’ Representative (if the Sytera Stockholders’ Representative defends the Claim) or the Sytera Stockholders’ Representative (if the Sirion Shareholders’ Representative defends the Claim). Notwithstanding anything in this Agreement to the contrary, the Sirion Shareholders’ Representative may withhold its consent to any settlement that does not include a full general release of all claims against any Sirion Indemnitee from all parties to the litigation or that requires any Sirion Indemnitee or any of its respective Affiliates to perform any covenant or refrain from engaging in any activity.
     7.6 Tax Treatment. The parties shall report any indemnification payment made pursuant to this Section 7 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.
8. Sirion Indemnification Provisions.
     8.1 Survival of Sirion Representations and Warranties. The representations and warranties made by Sirion in Section 3 of this Agreement shall survive the Closing and shall expire at 11:59 p.m. Eastern Time on the Expiration Date; provided, however, that if, at any time prior to the Expiration Date, the Sytera Stockholders’ Representative delivers to the Sirion Shareholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Sirion (and setting forth in reasonable detail the basis for the Sytera Stockholders’ Representative’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.3 in accordance with this Agreement based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. The right to indemnification, payment of Damages or other remedy based on the existence of an inaccuracy in or a breach of any of the representations and warranties will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty, except in the event Sytera or its representatives or agents acquired actual knowledge of the inaccuracy or breach prior to the Closing.
     8.2 Survival of Surviving Corporation Covenants, Agreements and Obligations. All of the covenants, agreements and obligations of the Surviving Corporation contained in this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance. Notwithstanding anything herein to the contrary, nothing contained in this Section 8 shall be deemed to limit or decrease the rights or remedies of any holder of Sytera Securities or of Sytera II with respect to any such covenants, agreements or obligations nor shall preclude any holder of Sytera Securities from seeking specific performance, injunctive relief or any other remedy with respect to any such covenants, agreements or obligations.

     8.3 Indemnification in Favor of the Sytera Indemnitees. From and after the Effective Time (but subject to Section 8.1), the Sytera Indemnitees shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by any of the Sytera Indemnitees or to which any of the Sytera Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party claim) and which arise from or as a result of any:
          (a) inaccuracy in or breach of any representation or warranty of Sirion set forth in Section 3 of this Agreement; or
          (b) any Legal Proceeding relating to any actual breach referred to in Section 8.3(a).
     8.4 Sirion Threshold; Sole and Exclusive Remedy.
          (a) No Sytera Indemnitee shall be entitled to indemnification pursuant to Sections 8.3 for any inaccuracy in or breach of any representations and warranties of Sirion until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by one or more of the Sirion Indemnitees, or to which one or more of the Sytera Indemnitees otherwise becomes subject, exceeds $250,000 in the aggregate, at which time the Sytera Indemnitees who have suffered or incurred such Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid only for those Damages which exceed $250,000, subject to the limitations contained in Section 8.4(b).
          (b) The Sirion Indemnification Escrow Shares shall be the sole and exclusive remedy under this Agreement for the matters set forth in Sections 8.3, except in the case of fraud, willful breach or intentional misrepresentation, for which the Sytera Indemnitees shall be entitled to proceed directly against only those individuals which committed such fraud, willful breach or intentional misrepresentation. With respect to any Damages to be recovered from the Sirion Indemnification Escrow Shares, the applicable Sytera Indemnitee shall be entitled to recover Sirion Indemnification Escrow Shares representing or convertible into that number of shares of Surviving Corporation Common Stock as is determined by dividing (i) the aggregate amount of such Damages, by (ii) $100.00 (As-Adjusted). Notwithstanding the foregoing, the aggregate dollar amount of all Damages that the Sytera Indemnitees shall be entitled to recover pursuant to the indemnification provisions set forth in this Section 8 shall not exceed $3,750,000.
     8.5 Defense of Third Party Claims.
          (a) In the event of the assertion or commencement by any Person of any Claim (whether against any Sytera Indemnitee or against any other Person) with respect to which a Sytera Indemnitee may be entitled to indemnification pursuant to this Section 8, the Sytera Stockholders’ Representative shall promptly give the Sirion Shareholders’ Representative written notice of such Claim; provided, however, that any failure on the part of the Sytera Stockholders’ Representative to so notify the Sirion Shareholders’ Representative shall not limit the Sytera Indemnitees’ rights to indemnification under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
          (b) Within fifteen (15) days of delivery of such written notice, the Sirion Shareholders’ Representative may elect (by written notice delivered to the Sytera Stockholders’ Representative) to handle the prosecution or defense of any Claim involving Third Parties. If the Sirion Shareholders’ Representative makes the foregoing election, the Sytera Stockholders’ Representative will have the right to participate at its own expense in all proceedings. The Sirion Shareholders’ Representative will take all necessary steps to contest the Claim involving Third Parties or to prosecute such Claim to conclusion or settlement (subject to Section 8.5(c)), will notify the Sytera Stockholders’ Representative of the progress of any such Claim, and will provide the Sytera Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. If the Sirion Shareholders’ Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Sytera Stockholders’ Representative shall be free to handle the prosecution or defense of any such Claim, in which case, the Sytera Stockholders’ Representative will take all necessary steps to contest the Claim involving Third Parties or to prosecute such Claim to conclusion or settlement (subject to Section 8.5(c)), will notify the Sirion Shareholders’ Representative of the progress of any such Claim, and will provide the Sirion Shareholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof, and the Surviving Corporation will have the right to participate at its own expense in all Legal Proceedings.
          (c) Neither party will compromise or settle any such Claim without the written consent (which consent may not be unreasonably withheld) of either the Sytera Stockholders’ Representative (if the Sirion Shareholders’ Representative defends the Claim) or the Sirion Shareholders’ Representative (if the Sytera Stockholders’ Representative defends the Claim). Notwithstanding anything in this Agreement to the contrary, the Sytera Stockholders’ Representative may withhold its consent to any settlement that does not include a full general release of all claims against any Sytera Indemnitee from all parties to the litigation or that requires any Sytera Indemnitee or any of its respective Affiliates to perform any covenant or refrain from engaging in any activity.
     8.6 Tax Treatment. The parties shall report any indemnification payment made pursuant to this Section 8 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.
9. Miscellaneous.
     9.1 Sytera Stockholders’ Representative.
          (a) The holders of Sytera Securities, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Kenneth J. Widder, M.D. as their Sytera Stockholders’ Representative, agent and attorney-in-fact for purposes of this Agreement and the Escrow Agreement, and consent to the taking by the Sytera Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Sytera Escrow Agreement (including the exercise of the power to authorize delivery to the Sirion Indemnitees of Sytera Indemnification Escrow Shares in satisfaction of claims by the Sirion Indemnitees). The Sytera Stockholders’ Representative hereby agrees to negotiate, enter into settlements and compromises of claims, including third-party claims, to comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 7, take all actions necessary in his judgment for the accomplishment of the foregoing, and hereby accepts his appointment as the Sytera Stockholders’ Representative for purposes of this Agreement and the Sytera Escrow Agreement. The Sirion Shareholders’ Representative shall be entitled to deal exclusively with the Sytera Stockholders’ Representative on all matters relating to this Agreement which provide for Sytera Stockholders’ Representative action, including Section 7 hereof, and the Sytera Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of Sytera Securities by the Sytera Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any holder of Sytera Securities by the Sytera Stockholders’ Representative, as fully binding upon such holder of Sytera Securities.
          (b) If the Sytera Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the holders of Sytera Securities, then Jay Lichter shall, within ten (10) days after such death or disability, appoint a successor representative reasonably satisfactory to the Sirion Shareholders’ Representative. Any such successor shall become the “Sytera Stockholders’ Representative” for purposes of Section 7, the Sytera Escrow Agreement and this Section 9.1. If for any reason there is no Sytera Stockholders’ Representative at any time, all references herein to the Sytera Stockholders’ Representative shall be deemed to refer to Jay Lichter.
          (c) The Sytera Stockholders’ Representative shall not be liable to the holders of Sytera Securities for any act done or omitted hereunder as Sytera Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment. Holders of Sytera Securities on whose behalf Sytera Indemnification Escrow Shares were contributed to the escrow shall severally indemnify the Sytera Stockholders’ Representative and hold the Sytera Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Sytera Stockholders’ Representative and arising out of or in connection with the acceptance or administration of such Sytera Stockholders’ Representative’s duties hereunder.
          (d) The Sytera Stockholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Sytera Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Sytera Stockholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sytera Stockholders’ Representative based on such advice, the Sytera Stockholders’ Representative shall not be liable to the holders of Sytera Securities.
     9.2 Sirion Shareholders’ Representative.

          (a) The holders of Sirion Securities, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Barry Butler as their Sirion Shareholders’ Representative, agent and attorney-in-fact for purposes of this Agreement and the Sirion Escrow Agreement, and consent to the taking by the Sirion Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Sirion Escrow Agreement (including the exercise of the power to authorize delivery to the Sytera Indemnitees of Sirion Indemnification Escrow Shares in satisfaction of claims by the Sytera Indemnitees). The Sirion Shareholders’ Representative hereby agrees to negotiate, enter into settlements and compromises of claims, including third-party claims, to comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 8, take all actions necessary in his judgment for the accomplishment of the foregoing, and hereby accepts his appointment as the Sirion Shareholders’ Representative for purposes of this Agreement and the Sirion Escrow Agreement. The Sytera Stockholders’ Representative shall be entitled to deal exclusively with the Sirion Shareholders’ Representative on all matters relating to this Agreement which provide for Sirion Shareholder Representative Action, including Section 8 hereof, and the Sirion Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of Sirion Securities by the Sirion Shareholders’ Representative, and on any other action taken or purported to be taken on behalf of any holder of Sirion Securities by the Sirion Shareholders’ Representative, as fully binding upon such holder of Sirion Securities.
          (b) If the Sirion Shareholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the holders of Sirion Securities, then Roger Vogel shall, within ten (10) days after such death or disability, appoint a successor representative reasonably satisfactory to the Sytera Stockholders’ Representative. Any such successor shall become the “Sirion Shareholders’ Representative” for purposes of Section 8, the Sirion Escrow Agreement and this Section 9.2. If for any reason there is no Sirion Shareholders’ Representative at any time, all references herein to the Sytera Stockholders’ Representative shall be deemed to refer to Roger Vogel.
          (c) The Sirion Shareholders’ Representative shall not be liable to the holders of Sirion Securities for any act done or omitted hereunder as Sirion Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment. Holders of Sirion Securities on whose behalf Sirion Indemnification Escrow Shares were contributed to the escrow shall severally indemnify the Sirion Shareholders’ Representative and hold the Sirion Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Sirion Shareholders’ Representative and arising out of or in connection with the acceptance or administration of such Sirion Shareholders’ Representative’s duties hereunder.
          (d) The Sirion Shareholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Sirion Shareholders’ Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Sirion Shareholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sirion Shareholders’ Representative based on such advice, the Sirion Shareholders’ Representative shall not be liable to the holders of Sirion Securities.
     9.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by the Transaction Documents.
     9.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.
     9.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.5):
          If to Sirion:
Sirion Therapeutics, Inc.
3110 Cherry Palm Drive, Suite 350
Tampa, Florida 33610
Attn: Barry Butler
Fax: (813) 910-9585
E-mail: bbutler@siriontherapeutics.com
          With a copy (which shall not constitute notice) to:
Hill, Ward & Henderson, P.A.
101 E. Kennedy Boulevard, Suite 3700
Tampa, Florida 33602
Attn: Reid Haney, Esq.
Fax: (813) 222-8701
E-mail: rhaney@wardrovell.com
and
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center
Raleigh, NC 27601
Attn: Christopher B. Capel
Fax: (919) 821-6800
E-mail: ccapel@smithlaw.com
          If to Sytera or Sytera II:
Sytera, Inc.
505 Coast Boulevard South, Suite 412
La Jolla, California 92037
Attention: Jay Lichter, Ph.D.
Fax: (858) 754-3001
E-mail: jlichter@sytera.com
          With a copy (which shall not constitute notice) to:
Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, California 92130
Attn: Carl R. Sanchez, Esq.
Fax: (858) 720-2555
E-mail: carlsanchez@paulhastings.com
          If to the Sytera Stockholders’ Representative:
Kenneth J. Widder, M.D.
c/o Sytera, Inc.
505 Coast Boulevard South, Suite 412
La Jolla, California 92037
Fax: (858) 754-3001
E-mail: kwidder@sytera.com
          With a copy (which shall not constitute notice) to:
Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, California 92130
Attn: Carl R. Sanchez, Esq.
Fax: (858) 720-2555
E-mail: carlsanchez@paulhastings.com
          If to the Sirion Shareholders’ Representative:

Barry Butler
c/o Sirion Therapeutics, Inc.
3110 Cherry Palm Drive, Suite 350
Tampa, Florida 33610
Fax: (813) 910-9585
E-mail: bbutler@siriontherapeutics.com
          With a copy (which shall not constitute notice) to:
Hill, Ward & Henderson, PA
101 E. Kennedy Boulevard, Suite 3700
Tampa, Florida 33602
Attn: Reid Haney, Esq.
Fax: (813) 221-2900
E-mail: rhaney@hwhlaw.com
and
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, NC 27601
Attn: Christopher B. Capel
Fax: (919) 821-6800
E-mail: ccapel@smithlaw.com
     9.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     9.7 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.
     9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, if any. Neither party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written consent of the other party, except that a party may make such an assignment without the other party’s consent to Affiliates or to a successor to substantially all of the business of such party, whether in a merger, sale of stock, sale of assets or other transaction. Any assignment or attempted assignment by either party in violation of the terms of this Section 9.8 shall be null and void and of no legal effect.
     9.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative and not alternative. The parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     9.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     9.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     9.12 Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     9.13 Parties in Interest; Third Party Beneficiaries. Except as set forth in the next sentence, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns. Each of the holders of Sytera Securities are expressly intended by the parties hereto to be third party beneficiaries to this Agreement and thereby are entitled to file suit to enforce their rights hereunder, including the right to receive, from time to time, any payments under Sections 1.4 and 1.5 of this Agreement.
     9.14 Construction.
          (a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

          (b) Each of the parties hereto has been represented by legal counsel except to the extent that such party has declined legal counsel. Accordingly, the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
     9.15 Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
     9.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     In Witness Whereof, the parties have duly executed this Agreement and Plan of Merger and Reorganization as of the first date written above.

Sirion Therapeutics, Inc.		Sytera, Inc.

By:	/s/ Barry Butler	By:	/s/ Kenneth J. Widder

	Barry Butler		Kenneth J. Widder, M.D.
	President		Chairman and Chief Executive Officer

Sytera II, Inc.		Sytera Stockholders’ Representative

By:	Kenneth J. Widder	By:	/s/ Kenneth J. Widder

	Kenneth J. Widder, M.D.		Kenneth J. Widder, M.D.
Chairman and Chief Executive Officer

Sirion Shareholders’ Representative

		By:	/s/ Barry Butler

Barry Butler
[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A
CERTAIN DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.
     “Aggregate Merger Consideration” shall mean the Aggregate Stock Consideration, the Aggregate Note Consideration, and the Aggregate Additional Payments, collectively.
     “Annual Net Sales” shall mean the Net Sales for any fiscal year (or portion thereof) of the Surviving Corporation (or any successor Person thereto).
     “Applicable Per Share Merger Consideration” shall mean the Series B Per Share Merger Consideration, the Series A Per Share Merger Consideration and the Common Stock Per Share Merger Consideration, as applicable.
     As used in this Agreement to calculate the number of shares of Sirion Common Stock to be issued to the holders of Sytera Securities in connection with the payment of any portion of the Aggregate Additional Payments, “Applicable Price Per Share” shall mean the average As-Adjusted VWAP for the thirty (30) consecutive Trading Days prior to but not including the date upon which the event giving rise to the payment of such portion of the Aggregate Additional Payments occurs. As examples, in calculating the number of shares of Surviving Corporation Common Stock to be issued in connection with the achievement of (i) [* * *], the Applicable Price Per Share shall be equal to the As-Adjusted VWAP for the thirty (30) Trading Days prior to but not including [* * *], and (ii) [* * *], the Applicable Price Per Share shall be equal to the As-Adjusted VWAP for the thirty (30) Trading Days prior to but not including [* * *].
     “As-Adjusted” shall mean, with respect to any number of shares or price per share of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock, as applicable, that number or price as adjusted for any stock dividends, combinations, splits, recapitalizations and the like occurring with respect to the Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock following the Effective Time.
     “Business Day” shall mean any day except Saturday, Sunday, any day which shall be a federal legal holiday, or a day on which either the SEC or banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     “Common Stock Denominator” shall mean that number of shares of Sytera Common Stock outstanding as of immediately prior to the Effective Time (other than any shares of Sytera Common Stock that are Dissenting Shares).
     “Competitive Product” shall mean a substance that is legally commercialized in any country in the world after [* * *], and that either (i) contains Syt101 as its active pharmaceutical ingredient, has the same indication as such Product, and has the same bioavailability and bioequivalence as such Product; or (ii) the FDA has defined as a drug product that is the ‘Pharmaceutical Equivalent’ or ‘Therapeutically Equivalent’ of such Product, and has assigned an ‘AA,’ ‘AB,’ ‘AN,’ ‘AO,’ ‘AP’ or ‘AT’ evaluation code.

     “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of to any third party (including any Governmental Body).
     “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     “Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, whether or not involving a Third Party claim, or diminution of value.
     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Exchange” shall mean the following markets or exchanges on which the Surviving Corporation Common Stock is listed or quoted for trading on a given date: (i) the American Stock Exchange; (ii) the New York Stock Exchange; (iii) the NASDAQ Global Select Market; (iv) the NASDAQ National Market (or NASDAQ Global Market); or (v) the NASDAQ Small Cap Market (or NASDAQ Capital Market).
     “FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Body in the United States.
     “Fenretinide” shall mean 4-hydroxyphenyl retinamide and its active metabolite, 4-methoxyphenyl retinamide.
     “FTE” shall mean the equivalent of a full-time twelve (12) months’ (including normal vacations, sick days and holidays) work of an employee of or a consultant to a party; provided, however, that each party understands and agrees that the other party retains complete discretion to change the identity of any such employee or consultant.
     “Fully Diluted Outstanding Shares” shall mean that number of shares of Sytera Common Stock (other than any Dissenting Shares) that, as of immediately prior to the Effective Time, are: (i) outstanding; (ii) issuable upon conversion of any outstanding shares of Sytera Series A Preferred Stock (other than any shares of Sytera Series A Preferred that are Dissenting

Shares); or (iii) issuable upon conversion of any shares of Sytera Series B Preferred Stock (other than any shares of Sytera Series B Preferred Stock that are Dissenting Shares).
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods covered.
     “Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.
     “Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.
     [* * *]
     “Intellectual Property” shall mean and include all apparatus, biological materials, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     “Intellectual Property Rights” shall mean and include all past, present, and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in the foregoing clauses “(i)” through “(v)” of this definition.
     “Knowledge” shall mean (i) with respect to Sytera, the actual knowledge of Kenneth Widder, Jay Lichter or Nathan Mata, or (ii) with respect to Sirion, the actual knowledge of Barry Butler or Roger Vogel.
     “Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     “Liabilities” shall mean any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, contingent, or indirect) regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     [* * *]
     “Net Sales” shall mean the amount billed by a party or its Affiliate or sublicensee to a Third Party which is not an Affiliate or sublicensee of the selling party (unless such Affiliate or sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm’s length transaction) for sales of a Product to Third Parties, less the following items to the extent actually incurred (or accrued in accordance with GAAP): (i) trade discounts, credits or allowances; (ii) chargebacks; (iii) credits or allowances additionally granted upon returns, rejections or recalls; (iv) freight, shipping, transportation, and insurance charges; (v) taxes, duties or other tariffs (other than income Taxes) mandated by any Governmental Body; (v) rebates (including any and all federal, state or local government rebates (e.g., Medicaid rebates); and (vi) any amounts actually written off or specifically identified as uncollectible in accordance with GAAP, provided, however, that the amounts under this clause may not exceed [* * *] of gross sales of Products in any calendar quarter.
In the event a Product consists of Syt101 and/or any other active ingredients causing such product to be covered by any patent or patent application of Sytera (“Sytera Patent”) and other active ingredients not covered by any Sytera Patent or is sold together with one or more other products not covered by any Sytera Patent for a single invoiced price (a “Combination Product”), the Net Sales from the Combination Product, for the purposes of determining any amounts required to be paid pursuant to any provision of Section 1.5, shall be determined by multiplying the Net Sales of the Combination Product during the applicable reporting period, by the fraction A/(A+B), where A is the weighted average per unit sale price of the Product when sold in finished form with only the one or more active ingredients covered by any Sytera Patent (it being understood that if there are multiple active ingredients covered by Sytera Patent, they will be designated as A-1, A-2, etc.) and no other active ingredients not covered by any Sytera Patent in the country in which the Combination Product is sold, and B is the weighted average per unit sale price of an active ingredient not covered by any Sytera Patent (it being understood that if there are multiple other active ingredients not covered by any Sytera Patent they shall be designated as B-1, B-2, etc.) contained in the other product(s) included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable reporting period or, if sales of the Product alone did not occur in such period, then in the most recent reporting period in which arm’s length fair market sales of such Product occurred.

If a Product consisting of only Syt101 and/or any other active ingredients covered by any Sytera Patent is not sold separately, then for purposes of the foregoing calculation, A will not be less than the price at which the commercially available product that is most comparable to a Product consisting of only Syt101 and/or any other active ingredients covered by any Sytera Patent could be purchased in the quantities necessary for the Combination Product. If a product consisting of only the other active ingredients not covered by any Sytera Patent is not sold separately, then for purposes of the foregoing calculation, B will not be greater than the price at which the commercially available product that is most comparable to the product consisting of only the other active ingredients not covered by any Sytera Patent could be purchased in the quantities necessary for the Combination Product. If comparable products referenced above do not exist in the marketplace, Net Sales for the purposes of determining of determining any amounts required to be paid pursuant to any provision of Section 1.5 on a Combination Licensed Product shall be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.
     “Order” shall mean any writ, decree, permanent injunction, order or similar action issued in a Legal Proceeding.
     “Payment Term” shall mean, for any given country, the period of time commencing on the date of [* * *] in such country and ending upon the later of: [* * *].
     “Person” shall mean any natural person, Entity or Governmental Body.
     [* * *]
     [* * *]
     “Product” shall mean any preparation which contains Syt101 as an active ingredient for sale by prescription, over-the-counter or any other method.
     [* * *]
     “Pro-Rata Sirion Indemnification Escrow Shares” shall mean, with respect to any specific holder of Sirion Common Stock, that percentage of all Sirion Indemnification Escrow Shares to be held in escrow pursuant to the terms of the Sirion Escrow Agreement as is set forth opposite such holder’s name on Exhibit N attached hereto.
     “Pro-Rata Sytera Indemnification Escrow Shares” shall mean, with respect to any specific holder of Sytera Securities, that percentage of all shares of Surviving Corporation Common Stock to he held in escrow pursuant to the terms of the Sytera Escrow Agreement as is set forth opposite such holder’s name on Exhibit O attached hereto.
     “Qualified Sale Transaction” shall mean any Sale Transaction: (i) that occurs prior to the achievement of Development Payment Event 2; and (ii) in which at least fifty percent (50%) of the consideration (in terms of value) to be paid in such transaction is directly or indirectly attributable to the value of (x) the assets held by Sytera as of immediately prior to the Effective Time, and/or (y) assets that arose after the Effective Time, but were derived directly or
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indirectly, in whole or in part, from assets held by Sytera as of immediately prior to the Effective Time.
     “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     [* * *]
     “Representatives” shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors and representatives.
     “Sale Transaction” shall mean any transaction or series of transactions (other than the Merger or any transaction contemplated by that certain Escrow Agreement, dated as of even date herewith, by and among Sirion, North Sound Capital LLC and the Escrow Agent) involving: (i) any direct or indirect sale, exchange, lease, license, transfer, assignment or other disposition of businesses, assets or other rights of the Surviving Corporation, other than non-exclusive licenses granted in the ordinary course of the Surviving Corporation’s business; (ii) any merger, consolidation, share exchange, tender offer, business combination, consolidation or other similar transaction in which the Surviving Corporation is a constituent corporation or otherwise involved in which the stockholders of the Surviving Corporation as of immediately prior to any such transaction own less than fifty percent (50%) of voting power of the Surviving Corporation or the other party involved immediately after such transaction; or (iii) any liquidation, dissolution or winding up of the Surviving Corporation.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series A Denominator” shall mean the number of shares of Sytera Series A Preferred Stock outstanding as of immediately prior to the Effective Time (other than any shares of Sytera Series A Preferred Stock that are Dissenting Shares).
     “Series B Denominator” shall mean the number of shares of Sytera Series B Preferred Stock outstanding as of immediately prior to the Effective Time (other than any shares of Sytera Series B Preferred Stock that are Dissenting Shares).
     “Sirion Common Stock” shall mean the common stock, par value $0.001 per share, of Sirion.
     “Sirion Contract” shall mean any Contract, including any amendment or supplement thereto: (i) to which Sirion is a party; (ii) by which Sirion or any of its assets is or may become bound or under which Sirion has, or may become subject to, any obligation; or (iii) under which Sirion has or may acquire any right or interest.

     “Sirion Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to Sytera on behalf of Sirion on the date of this Agreement.
     “Sirion IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Sirion in any country or other geographic territory.
     “Sirion Bridge Note” shall mean any secured convertible promissory note issued by Sirion pursuant to the terms and conditions of that certain Loan Agreement, dated as of February 14, 2006, by and between Sirion and PharmaBio Development Inc.
     “Sirion Indemnification Escrow Shares” shall mean outstanding shares of Sirion Common Stock representing 37,500 shares of Surviving Corporation Common Stock.
     “Sirion Indemnitees” shall mean each holder of Sirion Securities and its respective successors and assigns.
     “Sirion Securities” shall mean and include all outstanding shares of Sirion Common Stock and all outstanding Sirion Bridge Notes, in each case as of immediately prior to the Effective Time.
     “Sirion Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of Sirion.
     “Sirion Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of Sirion.
     “Surviving Corporation Common Stock” shall mean the Sirion Common Stock following the Effective Time.
     “Surviving Corporation Series A Preferred Stock” shall mean the Sirion Series A Preferred Stock following the Effective Time.
     “Syt101” shall mean Fenretinide, including any active metabolite or prodrug of Fenretinide or any hydrate, conjugate, salt, ester, amide, solvate, cocrystal, isomer, polymorph, analogue or other derivative of any of the foregoing.
     “Sytera Common Stock” shall mean the common stock, par value $0.001 per share, of Sytera.
     “Sytera Contract” shall mean any Contract, including any amendment or supplement thereto: (i) to which Sytera is a party; (ii) by which Sytera or any of its assets is or may become bound or under which Sytera has, or may become subject to, any obligation; or (iii) under which Sytera has or may acquire any right or interest.
     “Sytera Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to Sirion on behalf of Sytera on the date of this Agreement.

     “Sytera Indemnification Escrow Shares” shall mean 37,500 shares of Surviving Corporation Common Stock.
     “Sytera Indemnitees” shall mean: (i) each holder of Sytera Securities; (ii) Sytera II; and (iii) the respective successors and assigns of the Persons referred to in clauses “(i)” and “(ii)”.
     “Sytera IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Sytera in a specified geographic territory.
     “Sytera Restricted Stock Agreements” shall mean and include that certain: (i) Founder Stock Purchase Agreement, dated as of June 30, 2004, by and between Sytera and Dee Conger; (ii) Founder Stock Purchase Agreement, dated as of July 30, 2004, by and between Sytera and Gabriel Travis, M.D.; (iii) Founder Stock Purchase Agreement, dated as of June 15, 2004, by and between Sytera and Ron Evans; (iv) Founder Stock Purchase Agreement, dated as of June 15, 2004, by and between Sytera and David Lockhart; (v) Founder Stock Purchase Agreement, dated as of August 5, 2004, by and between Sytera and John Saari; (vi) Founder Stock Purchase Agreement, dated as of August 14, 2004, by and between Sytera and Dean Bok; (vii) Founder Stock Purchase Agreement, dated as of June 15, 2004, by and between Sytera and Charles Zuker; (viii) Founder Stock Purchase Agreement, dated as of June 15, 2004, by and between Sytera and Rich Heyman; (ix) Founder Stock Purchase Agreement, dated as of August 25, 2004, by and between Sytera and Thaddeus Dryja; and (x) Restricted Stock Purchase Agreement, dated as of May 28, 2005, by and between Sytera and Steve Nusinowitz.
     “Sytera Securities” shall mean and include all outstanding shares of Sytera Common Stock, Sytera Series A Preferred Stock and Sytera Series B Preferred Stock (in each case other than any Dissenting Shares), in each case as of immediately prior to the Effective Time.
     “Sytera Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of Sytera.
     “Sytera Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of Sytera.
     “Sytera Stock Option” shall mean any option to purchase shares of Sytera capital stock.
     “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     “Third Party” shall mean any Person other than Sirion, Sytera, the Surviving Corporation or any of their respective Affiliates.
     “Trading Day” shall mean: (i) a day on which the Surviving Corporation Common Stock is traded on an Exchange; (ii) if the Surviving Corporation Common Stock is not listed on an Exchange, a day on which the Surviving Corporation Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board; or (iii) if the Surviving Corporation Common Stock is not quoted on the OTC Bulletin Board, a day on which the Surviving Corporation Common Stock is quoted in the over-the-counter market as reported by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices).
     “Transaction Documents” shall mean: (i) this Agreement; (ii) the Voting Agreement; (iii) the Investor Rights Agreement; (iv) the Consulting Agreements; (v) the Employment Agreements; (vi) the Sytera Escrow Agreement; (vii) the Sirion Escrow Agreement; and (viii) the Sirion Notes.
     “Uncontrollable Event” shall mean any event, fact, condition or circumstance beyond the Surviving Corporation’s control which it could not have avoided by the exercise of reasonable diligence including (i) actions taken by any Governmental Body or other regulatory events regarding a Product that render Regulatory Approval for it unlikely or make more likely a Regulatory Approval with substantial use limitations in the approved label; (ii) clinical trials that are necessary for Regulatory Approval of a Product are not completed due to regulatory reasons; (iii) unforeseen manufacturing problems relating to control, manufacturing and control (CMC) issues; or (iv) act of God, war or insurrection, civil commotion, destruction of essential facilities or materials by earthquake, fire, flood or storm, labor disturbance (whether or not any such labor disturbance is within the power of the Surviving Corporation to settle), terrorism, epidemic, or other similar event; provided, however, that the Surviving Corporation shall notify the Sytera Stockholders’ Representative promptly should such event, fact, condition or circumstance arise, giving an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to remove or alleviate such Uncontrollable Event.
     “Valid Claim” shall mean a claim of any pending patent application which has not been pending for more than ten (10) years or a claim of any unexpired granted patent that has not: (i) lapsed, expired, been disclaimed, or canceled; (ii) been finally rejected or held or admitted to be invalid or unenforceable by a decision of a patent-granting authority of a Governmental Body from which no appeal is or can be taken; or (iii) been held invalid or unenforceable in an unappealable decision of a court or other competent Governmental Body having jurisdiction (including a decision which was appealable, but which was not timely appealed).
     “VWAP” shall mean, for any Trading Day, the price of the Surviving Corporation Common Stock as determined by the first of the following clauses that applies: (i) if the Surviving Corporation Common Stock is then listed or quoted on an Exchange, the daily volume weighted average price of the Surviving Corporation Common Stock for such Trading Day on the Exchange on which the Surviving Corporation Common Stock is then listed or quoted as reported by Bloomberg L.P. (or any organization or agency succeeding its functions of reporting prices) using the VAP function; (ii) if the Surviving Corporation Common Stock is not then listed or quoted on an Exchange, but if prices for the Surviving Corporation Common Stock are then listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Surviving Corporation Common Stock for such Trading Day on the OTC Bulletin Board; (iii) if the Surviving Corporation Common Stock is not then listed or quoted on the OTC Bulletin Board, but if prices for the Surviving Corporation Common Stock are then reported by Pink Sheets LLC (or any similar organization or agency succeeding its functions of reporting prices), the most recent bid price per share of the Surviving Corporation Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Surviving Corporation Common Stock as determined as follows: (a) each of the Surviving Corporation and the holders of Sytera Securities shall prepare and deliver to one another its or their good-faith estimate of such fair market value; (b) in the event that such estimates differ by less than ten percent (10%), the fair market value shall be deemed to be equal to the average of the two estimates; and (c) in the event that such estimates differ by more than ten percent (10%), the Surviving Corporation and the holders of Sytera Securities shall mutually select a nationally recognized independent appraiser who shall conclusively determine the fair market value solely by selecting, in such appraisers sole discretion, one of the two estimates originally prepared by the parties.
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